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                                  EXHIBIT 10.22

                 Asset Purchase Agreement dated April 20, 2002

                                  by and among

                     3D Instruments, LLC, SIERRA PRECISION

                                      and

                               INVIVO CORPORATION

                               Table of Contents


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ARTICLE I
DEFINITIONS...............................................................     7
1.1  "AAA" ...............................................................     7
1.2  "Accounts Payable" ..................................................     7
1.3  "Accounts Receivable" ...............................................     7
1.4  "Accrued Vacation Liability" ........................................     7
1.5  "Affiliate" .........................................................     8
1.6  "Assumed Contracts"..................................................     8
1.7  "Assumed Liabilities" ...............................................     8
1.8  "Authorizations" ....................................................     8
1.9  "Benefit Plans" .....................................................     8
1.10 "Building" ..........................................................     8
1.11 "Building Lease" ....................................................     8
1.12 "Business" ..........................................................     8
1.13 "Business Day" ......................................................     8
1.14 "Closing" ...........................................................     8
1.15 "Closing Date" ......................................................     8
1.16 "COBRA" .............................................................     8
1.17 "Code" ..............................................................     9
1.18 "Continuing Employee" ...............................................     9
1.19 "Contract" ..........................................................     9
1.20 "Environment" .......................................................     9
1.21 "Environment Claim" .................................................     9
1.22 "Environment Law" ...................................................     9
1.23 "Environmental Permit" ..............................................     9
1.24 "ERISA" .............................................................    10
1.25 "Excluded Assets" ...................................................    10
1.26 "Excluded Liabilities" ..............................................    10
1.27 "Financial Statements" ..............................................    10
1.28 "Fixed Assets" ......................................................    10
1.29 "GAAP"...............................................................    10
1.30 "Governmental Entity or Regulatory Authority" .......................    10
1.31 "Hazardous Substance" ...............................................    10
1.32 "Income Tax" ........................................................    10
1.33 "Indemnification Acknowledgment" ....................................    11
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1.34 "Indemnification Limit" .............................................    11
1.35 "Indemnitee" ........................................................    11
1.36 "Indemnitor" ........................................................    11
1.37 "Insurance Policies" ................................................    11
1.38 "Intellectual Property Rights" ......................................    11
1.39 "Key Employee" ......................................................    11
1.40 "Knowledge", "known", "knows", ......................................    11
1.41 "Legal Requirement" .................................................    11
1.42 "Liability Threshold" ...............................................    12
1.43 "Liens" .............................................................    12
1.44 "Losses" ............................................................    12
1.45 "Material Adverse Effect" ...........................................    12
1.46 "Multi-employer Plan" ...............................................    12
1.47 "Notice of Claim" ...................................................    12
1.48 "Outside Tooling" ...................................................    12
1.49 "Permitted Liens" ...................................................    12
1.50 "Person" ............................................................    12
1.51 "Preliminary Purchase Price" ........................................    12
1.52 "Product Inventory" .................................................    12
1.53 "Purchase Price" ....................................................    13
1.54 "Purchased Assets" ..................................................    13
1.55 "Purchaser" .........................................................    13
1.56 "Purchaser Documents" ...............................................    13
1.57 "Purchaser Indemnified Person" ......................................    13
1.58 "Required Consents" .................................................    13
1.59 "Seller" ............................................................    13
1.60 "Seller's Accountant" ...............................................    13
1.61 "Seller Documents" ..................................................    13
1.62 "Seller Indemnified Person" .........................................    13
1.63 "Slow Moving Inventory" .............................................    13
1.64 "Sublease" ..........................................................    13
1.65 "Systems" ...........................................................    13
1.66 "Tax or Taxes" ......................................................    13
1.67 "Tax Return" ........................................................    14
1.68 "Third Party Claim" .................................................    14
1.69 "Transaction Taxes" .................................................    14

ARTICLE II
SALE AND PURCHASE OF THE PURCHASED ASSETS ................................    14
2.1  Purchase of the Purchased Assets ....................................    14
2.2  Assumption of the Assumed Liabilities................................    17
2.3  Purchase Price; Adjustments .........................................    18
2.4  Accounts Receivable Escrow ..........................................    19
2.5  Allocation of Purchase Price.........................................    19
2.6  Nonassignable Contracts and Authorizations...........................    20
2.7  Required Consents ...................................................    20

ARTICLE III
CLOSING...................................................................    20
3.1  The Closing .........................................................    20
3.2  Obligations of the Seller ...........................................    20
3.3  Obligations of the Purchaser ........................................    22
3.4  Passage of Title, etc ...............................................    23

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER..............................    23
4.1  Organization; Good Standing..........................................    23
4.2  Authority; Enforceability ...........................................    23
4.3  No Conflict .........................................................    23
4.4  Litigation; Compliance with Law .....................................    24
4.5  Consents; Third Party Options .......................................    24
4.6  No Subsidiaries; Other Equity Investments ...........................    25
4.7  Financial Statements ................................................    25
4.8  No Material Adverse Change ..........................................    25
4.9  Taxes ...............................................................    26
4.10 Personal Property ...................................................    26
4.11 Real Property .......................................................    27
4.12 Fixed Assets; Personal Property .....................................    27
4.13 Intellectual Property Matters .......................................    27
4.14 Computer Software ...................................................    28
4.15 Contracts; Customers and Suppliers ..................................    28
4.16 Product Inventory ...................................................    30
4.17 Accounts Receivable .................................................    30
4.18 Authorizations ......................................................    31
4.19 Employees; Labor Matters ............................................    31
4.20 Employee Benefits ...................................................    32
4.21 Insurance ...........................................................    32
4.22 Environmental Matters ...............................................    33
4.23 Books and Records ...................................................    33
4.24 Improper Payments ...................................................    33
4.25 Additional Information Regarding Customer Matters ...................    33
4.26 No Brokers ..........................................................    33
4.27 Product Warranties ..................................................    33
4.28 Powers of Attorney ..................................................    33
4.29 Disclosure ..........................................................    34

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER ..........................    34
5.1  Organization; Good Standing .........................................    34
5.2  Authority; Enforceability ...........................................    34
5.3  No Conflict .........................................................    34
5.4  Litigation ..........................................................    35
5.5  Consents ............................................................    35
5.6  No Brokers ..........................................................    35
5.7  Disclosure ..........................................................    35

ARTICLE VI
COVENANTS.................................................................    35
6.1  Conduct of Business .................................................    35
6.2  Due Diligence .......................................................    37
6.3  Publicity ...........................................................    38
6.4  Further Assurances ..................................................    38
6.5  Transfer and Retention of Records ...................................    38
6.6  Employee Matters ....................................................    39
6.7  Payments Received ...................................................    39
6.8  Tax Matters .........................................................    40
6.9  UCC Matters .........................................................    40
6.10 No Solicitation .....................................................    40
6.11 Risk of Loss ........................................................    40
6.12 Product Liability Insurance .........................................    40
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6.13 Sublease.............................................................    41
6.14 Software System .....................................................    41

ARTICLE VII
CONFIDENTIALITY; NON-COMPETITION; AND NON-SOLICITATION
COVENANTS................ ................................................    42
7.1  Confidentiality; Non-Competition; Non-Solicitation ..................    42
7.2  Remedies ............................................................    42
7.3  Independence of Agreements ..........................................    43
7.4  Enforceability ......................................................    43

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS OF THE PURCHASER..............    43
8.1  Representations and Warranties Accurate .............................    43
8.2  Performance by the Seller ...........................................    43
8.3  Legal Prohibition ...................................................    43
8.4  Closing Deliveries ..................................................    44
8.5  Absence of Material Adverse Changes .................................    44
8.6  Consents ............................................................    44
8.7  Sublease ............................................................    44
8.8  System Installation .................................................    44

ARTICLE IX
CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS OF THE SELLER AND THE
SHAREHOLDER...............................................................    44
9.1  Representations and Warranties Accurate .............................    44
9.2  Performance by the Purchaser ........................................    44
9.3  Legal Prohibition ...................................................    44
9.4  Closing Deliveries ..................................................    45
9.5  Sublease ............................................................    45

ARTICLE X
TERMINATION...............................................................    45
10.1 Termination by Mutual Consent .......................................    45
10.2 Unilateral Termination ..............................................    45
10.3 No Liability for Termination ........................................    45

ARTICLE XI
INDEMNIFICATION...........................................................    46
11.1 Survival of Representations and Warranties ..........................    46
11.2 Indemnification by the Seller and the Shareholder ...................    46
11.3 Indemnification by the Purchaser ....................................    47
11.4 Indemnification Procedures - Third-Party Claims .....................    47
11.5 Procedure for Indemnification - Direct Indemnification Claims .......    49
11.6 Limitations on Amount ...............................................    49
11.7 Claims in Excess of Indemnification Limit ...........................    49
11.8 Taxes and Insurance Proceeds ........................................    50
11.9 Sole Remedy .........................................................    50


ARTICLE XII
MISCELLANEOUS.............................................................    50
12.1  Expenses ...........................................................    50
12.2  Amendment ..........................................................    50
12.3  Entire Agreement ...................................................    50
12.4  Waiver .............................................................    50
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12.5  Notices ............................................................    51
12.6  Governing Law; Arbitration .........................................    51
12.7  Severability .......................................................    53
12.8  Binding Effect; Assignment .........................................    53
12.9  Headings ...........................................................    53
12.10 Third Parties.......................................................    53
12.11 Counterparts; Facsimile.............................................    53


Asset Purchase Agreement


THIS ASSET PURCHASE AGREEMENT dated as of April 20, 2002 (this "Agreement"), by and among Sierra Precision, a California corporation with an address at 11027 Arrow Route, Rancho Cucamonga, CA 91730 ("Seller"), Invivo Corporation, a Delaware corporation with an address at 4900 Hopyard Road #210, Pleasanton, California 94588 (the "Shareholder"); and 3D Instruments, LLC, an Ohio limited liability company, with an address at 712 Trumbull Avenue, Girard, Ohio 44420 (the "Purchaser").

WHEREAS, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase and acquire, substantially all assets, properties and rights that are primarily related to the Business (as such term is hereinafter defined), other than the Excluded Assets (as such term is hereinafter defined), and the Purchaser agrees to assume the Assumed Liabilities (as such term is hereinafter defined) only and no other liabilities, all on the terms and provisions and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and legal adequacy of which is acknowledged, the parties agree as follows:


ARTICLE I
DEFINITIONS

The terms defined in this Article I, whenever used in this Agreement (including, without limitation, the exhibits and schedules attached hereto), shall have the following meanings:

1.1 "AAA" has the meaning given such term in Section 12.6(b) of this Agreement.

1.2 "Accounts Payable" shall mean those liabilities of Seller incurred in the ordinary course of business that would be characterized as an account payable in accordance with GAAP (as such term is hereinafter defined) and shall include but not be limited to commissions payable to any sales person, sales agent or broker engaged by Seller.

1.3 "Accounts Receivable" means all trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payment , in each case that would be characterized as an account receivable in accordance with GAAP (as such term is hereinafter defined).

1.4 "Accrued Vacation Liability" shall mean the obligation to be assumed by the Purchaser to provide each Continuing Employee with credit for vacation, sick and/or personal days that he or she accrued but did not use during his or her employment with Seller. This obligation shall include the duty to compensate each Continuing Employee for wages during such vacation, sick and/or personal days that he or she uses during the scope of his or her employment with the Purchaser, and to compensate such Continuing Employee for wages for such vacation, sick and/or personal days that remain unused upon the termination of such Continuing Employee's employment with the Purchaser. Wage compensation shall be based for vacation, sick and/or personal days for the period subsequent to the Closing Date on such Continuing Employee's base salary rate with the Purchaser at the time of use, or for vacation, sick and/or personal days for the period prior to the Closing Date on such Continuing Employee's base salary rate paid by Seller at the Closing. Schedule 4.19 sets forth the aggregate accrued but unused vacation, sick and personal days for the employees of Seller as of the date of this Agreement.

1.5 "Affiliate" of any Person (as such term is hereinafter defined) means any stockholder, member, Person or entity controlling, controlled by or under common control with such Person, or any director, or executive officer of such Person. For purposes of this definition, the term "control", when used with respect to any Person, means the power to direct the management and policies of such


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Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings that correspond to the foregoing.

1.6 "Assumed Contracts" has the meaning given such term in Section 2.1(a) hereof.

1.7 "Assumed Liabilities" means the liabilities and obligations set forth in
Section 2.2(a) hereof.

1.8 "Authorizations" means all licenses, permits, franchises, approvals, authorizations, qualifications, concessions or the like, issued or granted by any federal, state, local or foreign Governmental Entity or Regulatory Authority (as such term is hereinafter defined) to Seller or which primarily relate to the Business.

1.9 "Benefit Plans" has the meaning given such term in Section 4.20(a) of this Agreement.

1.10  "Building" has the meaning given such term in Section 1.11 hereof.

1.11 "Building Lease" means that certain Single Tenant Lease dated June 7, 1999 between Seller and Capellino/Galleano for 35,140 square feet of gross building area and 79,500 square feet of Land Area identified as Arrow Park (the "Building").

1.12 "Business" shall mean the business, activities and operations of Seller, including, without limitation, the manufacture, sale and distribution of (i) products currently being sold by or currently under development by the Seller;
(ii) Sierra Precision pressure gauges and hoses that monitor oxygen levels and control air flow for self-contained breathing apparatus ("SCBA") air tanks and industrial pressure gauges (items (i) and (ii) are referred to as the "Product Line").

1.13 "Business Day" means a day other than a Saturday, Sunday or a day on which banking institutions in the State of Ohio are authorized or obligated by law or executive order to close.

1.14 "Closing" has the meaning given such term in Section 3.1 of this Agreement.

1.15 "Closing Date" has the meaning given such term in Section 3.1 of this Agreement.

1.16  "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of
1985.

1.17  "Code" means the Internal Revenue Code of 1986, as amended.

1.18 "Continuing Employee" has the meaning given such term in Section 6.6(b) of this Agreement.

1.19 "Contract" means any contract, lease, license or other instrument, agreement or binding commitment, whether or not in written form, to which the Seller is a party or which primarily relates to the Business.

1.20 "Environment" means all air, surface water, groundwater or land, including, without limitation, land surface or subsurface, including, without limitation, all fish, wildlife, biota and all other natural resources.

1.21 "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings or other communications (whether written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law (as such term is hereinafter defined) by any Person (including, but not limited to, any Governmental Entity or Regulatory Authority or citizens' group) based upon, alleging, asserting, or claiming any actual or potential (a) violation of or liability under any Environmental Law,
(b) violation of any Environmental Permit (as such term is hereinafter defined), or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines or penalties arising out of, based on, resulting from or related to the presence, Release (as such term is hereinafter defined) or threatened Release into the Environment of any Hazardous Substance (as such term is hereinafter defined) at any location, including, but not limited to, any off-Site (as such term is hereinafter defined) location to which any Hazardous Substance or materials containing any Hazardous Substance were sent for handling, storage, treatment or disposal.


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1.22 "Environmental Law" means any and all current federal, state, local and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental Entity or Regulatory Authority, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substance, including, but not limited to: the Clean Air Act, 42 U.S.C.Section7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.Section9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.Section1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C.Section1801 et seq.; the Federal Insecticide Fungicide and Rodenticide Act, 7 U.S.C.Section136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section6901 et seq.; the Toxic Substances Control Act, 15 U.S.C.Section2601 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C.Section651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C.Section2701 et seq.; and the state analogies thereto; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance.

1.23 "Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, consents or Authorizations required by any Governmental Entity or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Entity or Regulatory Authority under any applicable Environmental Law.

1.24 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder.

1.25 "Excluded Assets" has the meaning given such term in Section 2.1(b) of this Agreement.

1.26 "Excluded Liabilities" means all liabilities, obligations and responsibilities of the Seller of any nature whatsoever, whether relating to or arising out of the Business or otherwise, other than the Assumed Liabilities.

1.27 "Financial Statements" has the meaning given such term in Section 4.7 of this Agreement.

1.28 "Fixed Assets" has the meaning given such term in Section 2.1(a)(iii) of this Agreement.

1.29 "GAAP" means generally accepted accounting principles in effect in the United States of America at the time of any determination, and which are applied on a consistent basis. All accounting terms used in this Agreement which are not expressly defined in this Agreement shall have the meanings given to those terms by GAAP, unless the context of this Agreement otherwise requires.

1.30 "Governmental Entity or Regulatory Authority" means any court, tribunal, arbitrator, executive or regulatory authority, tax authority, agency, commission, official or other instrumentality of the United States of America, any foreign country or any domestic or foreign state, county, city, municipality or other political subdivision.

1.31 "Hazardous Substance" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos?containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes, in any amount or concentration, which are now or hereafter become defined or regulated as "hazardous substances", "hazardous materials", "hazardous wastes", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "pollutants", "regulated substances", "solid wastes" or "contaminants" or words of similar import under any Environmental Law.

1.32 "Income Tax" means any federal, state, local or foreign Tax (as such term is hereinafter defined) that is (a) based upon, measured by or calculated with respect to income, profits, capital stock, net worth or receipts, in each case whether gross, net or adjusted (including, without limitation, capital gains Taxes and minimum Taxes), or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise Taxes) if one or more of the bases on which such Tax may be based, measured or calculated with respect to, is described in clause (a), in each case together with any interest, penalties or additions to any Tax in respect of any of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing (including, without limitation, as a transferee pursuant to Section 6901 of the Code or otherwise) as a result of Treasury Regulation Section1.1502-6 or any similar provision of applicable law, or as a result of a tax sharing or similar agreement, arrangement or understanding.


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1.33 "Indemnification Acknowledgment" has the meaning given such term in Section
11.4(a)(ii) of this Agreement.

1.34 "Indemnification Limit" has the meaning given such term in Section 11.6(a) of this Agreement.

1.35 "Indemnitee" has the meaning given such term in Section 11.4(a) of this Agreement.

1.36 "Indemnitor" has the meaning given such term in Section 11.4(a) of this Agreement.

1.37 "Insurance Policies" has the meaning given such term in Section 4.21 of this Agreement.

1.38 "Intellectual Property Rights" means the United States of America and foreign patents, copyrights, trademarks, trade names, service marks, brand names, business and product names, uniform resource locators ("URL's") or internet domain names, internet websites and the electronic files, content and layout related thereto, email addresses, listings for the Seller and/or Business in telephone books and directories and internet directories, browser and search engines, logos, symbols, trade dress, design or representation or expressions of any of the foregoing, all registrations or applications for registration of any of the foregoing, and all databases, source codes, object codes, computer programs and computer software in any form or medium (including, without limitation, the Systems (as such term is hereinafter defined)), in each case that are owned by the Seller and relate primarily to the Business, and all trade secrets, industrial or manufacturing models, processes, designs and methodologies, research and development, inventions, know-how, customer lists, manufacturing, engineering and other drawings and blueprints, technology, technical information, engineering data, design and engineering specifications, inventions and other proprietary processes and information of any kind owned by the Seller that relate primarily to the Business or any of the Purchased Assets.

1.39 "Key Employee" shall mean those employees of the Seller whose names and positions are listed on Schedule 1.38 attached hereto and any person who may succeed any such employee in that position.

1.40 "Knowledge", "known", "knows", "" and language of similar import shall mean those matters of which the applicable Person is aware or should be aware in the prudent exercise of such person's duties, and in the case of Seller shall refer solely to the Chief Executive Officer of the Shareholder and the directors, executive officers and Key Employee of the Seller, and assuming, solely with respect to the Key Employee, the exercise of due diligence.

1.41 "Legal Requirement" of a Person means any statute, rule, regulation or other provision of law, or any order, judgment or other direction of a court, arbitration panel or other tribunal resolution or any Governmental Entity or Regulatory Authority, or, permit, registration, license or Authorization applicable to such Person, or to any of its properties, assets or business.

1.42 "Liability Threshold" has the meaning given such term in Section 11.6(a) of this Agreement.

1.43 "Liens" means any liens, charges, encumbrances, options, rights of first refusal, security interests, claims, mortgages, pledges, charges, easements, obligations or any other encumbrances (including, without limitation, any conditional sale or other title retention agreement or any lease in the nature thereof and any agreement to grant or to permit or suffer to exist any of the foregoing) or third party rights or equitable interests of any nature whatsoever, provided, however, that "Liens" shall exclude Permitted Liens.

1.44 "Losses" has the meaning given such term in Section 11.2 of this Agreement.

1.45 "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, operations, or condition (financial or otherwise) of the Business or the Purchased Assets; except to the extent that such effect results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which the entity operates which do not affect such entity disproportionately, or (iii) any attack on, outbreak or escalation of hostilities or act of terrorism or war involving the United States.

1.46 "Multi-employer Plan" has the meaning given such term in Section 4.20(b) of this Agreement.

1.47 "Notice of Claim" has the meaning given such term in Section 11.4(a)(i) of this Agreement.

1.48 "Outside Tooling" shall mean tooling that is located at the facilities of a supplier or outside vendor of Seller.


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1.49 "Permitted Liens" means: (a) any Liens arising by operation of law in the ordinary course of business for example, mechanic's liens, landlord's liens and liens to secure importation/custom duties in connection with the importation of goods; (b) any liens for Taxes (defined below), assessments, judgments and similar charges not yet due and payable or which are being contested in good faith and for which any required reserves have been established; (c) purchase money liens and liens securing rental payments under capital lease arrangements of the Seller so long as same are reflected in an Assumed Contract and (d) Assumed Liabilities, including without limitation Liens consisting of licenses of Intellectual Property Rights that are being assumed and conditions, covenants and restrictions under Assumed Contracts.

1.50 "Person" means any natural individual, corporation, partnership, joint venture, trust, limited liability company, association, organization, firm or other entity.

1.51 "Preliminary Purchase Price" has the meaning given such term in Section 2.3 of this Agreement.

1.52 "Product Inventory" means all of the inventories of products and goods (whether raw materials, work-in-process or finished goods) of the Business that:

(a)   are in good and merchantable condition;

(b)   are not obsolete, damaged or soiled;

(c) do not contain any items that are part of any discontinued line of products or goods, unless the Purchaser presently carries such line; and

(d) any merchandising, promotional and packaging supplies and materials which are held at, or are in transit from or to, any of the locations at which any aspect of the operations of the Business is conducted, or which are used or held for use by the Seller primarily for use with the Business and any other item of the Business which in accordance with GAAP would be characterized as inventory.

1.53 "Purchased Assets" has the meaning given such term in Section 2.1(a) of this Agreement.

1.54 "Purchaser" has the meaning given such term in the first paragraph of this Agreement.

1.55 "Purchaser Documents" has the meaning given such term in Section 5.2 of this Agreement.

1.56 "Purchaser Indemnified Person" has the meaning given such term in Section
11.2 of this Agreement.

1.57 "Required Consents" has the meaning given to that term in Section 2.7 hereof.

1.58 "Seller" has the meaning given such term in the first paragraph of this Agreement.

1.59  "Seller's Accountant" means KPMG.

1.60 "Seller Documents" has the meaning given such term in Section 4.2 of this Agreement.

1.61 "Seller Indemnified Person" has the meaning given such term in Section 11.3 of this Agreement.

1.62 "Slow Moving Inventory" has the meaning given such term in Section 4.16(b) of this Agreement.

1.63 "Sublease" shall have the meaning given such term in Section 6.13 of this Agreement.

1.64 "Systems" means all computer hardware and software, including, without limitation, application software data and databases, applications and all related documentation, that are primarily related to the Business.

1.65 "Tax" or "Taxes" means any and all taxes, charges, fees, levies, deficiencies or other assessments of any nature whatsoever, including, without limitation, any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, net worth, franchise, recording, employee's income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, value added, occupancy, registration, customs, recording, gains, alternative or add-on minimum, estimated or other tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing (including, without limitation, as a transferee (pursuant to Section 6901 of the Code or otherwise), as a result of Treasury Regulation Section1.1502-6 or similar provision of applicable law, or as a result of a tax sharing or similar agreement, arrangement or understanding).

1.66 "Tax Return" means any federal, state, local or foreign return, declaration, report, claim for refund or credit, document, or other information or filing (including any schedule or exhibit thereto) that is filed or required to be supplied to any Governmental Entity or Regulatory Authority in respect of or relating to any Tax, and any amendment thereof, whether on a consolidated, combined, unitary or separate basis.

1.67 "Third Party Claim" means a claim or demand made by any Person who is not a party to this Agreement including, without limitation, any corporation, Governmental Entity or Regulatory Authority or other third party against an Indemnitee.

1.68 "Transaction Taxes" shall have the meaning given to such term in Section 6.8(a) hereof.


ARTICLE II
SALE AND PURCHASE OF THE PURCHASED ASSETS

2.1   Purchase of the Purchased Assets.

(a) Upon the terms and provisions and subject to the conditions hereof, and based upon the representations, warranties, covenants and agreements of the Seller and Shareholder contained in this Agreement and the other Seller Documents and the exhibits and schedules attached hereto and thereto, at the Closing, the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, free and clear of all Liens, all of the right, title and interest of the Seller in and to all of the assets, properties and rights of every nature, kind and description relating primarily to the Business, whether real or personal, tangible or intangible, whether owned, leased, licensed or otherwise held by the Seller or used by the Seller or by any other Person primarily in connection with the Business, wherever located and howsoever situated (all of the foregoing, collectively, the "Purchased Assets"), excluding therefrom the Excluded Assets. Without limiting the foregoing, the Purchased Assets shall include, in each case with respect to the Business, the following:

(i) all of the Seller's Product Inventory and all merchandising, operating, production, shipping and packaging supplies and materials (whether or not considered Product Inventory);

(ii) all of the Seller's Accounts Receivable, notes and other amounts receivable and the proceeds of the foregoing (including, without limitation, all rebates or vendor reimbursements due from any supplier or vendor or buying association with respect to the period prior to the Closing), including but not limited to those matters listed on Schedule 4.17 hereof;

(iii) all of Seller's machinery, equipment (including vehicles, computer equipment and software, tooling and leasehold improvements), furniture and fixtures (including trade fixtures), vehicles and other tangible personal property of every kind, nature and description, including but not limited to those listed on Schedule 4.12(a) hereof, but excluding asset numbers 200, 264, 265, 266, 282, 345, 357, 363 and 371 as listed on Schedule 4.12(a) hereof (the
"Fixed Assets");

(iv) all of the Seller's Intellectual Property Rights primarily related to or primarily used in the Business including, without limitation; any and all trade names or trademarks used primarily in connection with the Business, whether registered as such or not, including but not limited to those listed on Schedule
4.13 hereof;

(v) all of the right, title and interest of Seller in and to the use of the name "Sierra Precision", and any derivatives or combinations thereof (except as provided in Section 2.1(b)(iii) below);

(vi)  all of the rights to insurance and condemnation proceeds;

(vii) all of the Contracts (except for those Contracts as to which a required consent to assignment has not been received prior to the Closing) and all right, title and interest of the Seller in and to the Contracts, as listed on Schedule 2.1(a)(vii) hereof (such contracts, together with such leases and other Contracts referred to under (x) below, the "Assumed Contracts");

(viii) all of the Authorizations, to the extent the Authorizations are assignable to Purchaser pursuant to their terms or the applicable law governing same;

(ix) all of the Seller's books and records relating to the Business and the Purchased Assets including, without limitation, all: quality control records; records relating to the Authorizations; records relating to the adoption and use of any of the Intellectual Property Rights; product literature (including installation and service instructions) designs, descriptions and concepts, engineering schematics, artwork and drawings, manufacturing drawings, instructions and records; specifications; sales, purchasing (including purchase orders), rebate, customer (including customer lists which shall include records of sales by customer and part number), vendor, supplier (including supplier lists), financial accounting and personnel records; product registrations; marketing plans; market research data; promotional and marketing materials; print, radio and television commercials; label and shipping carton dies; designs; films; artwork; photography; mechanical art; color separations; prints, plates and graphic material; and all files and correspondence related to any of the foregoing, subject to Seller's right to access thereto under the provisions of Section 6.5(b) hereof;

(x) all right, title and interest of the Seller under all leases and other Contracts with respect to any real property or any machinery, equipment, vehicles and other personal property which can be assigned by the Seller and which are included in the definition of Assumed Liabilities; provided, however, that, any such leases and Contracts which cannot be assigned by the Seller shall be excluded from the Assumed Liabilities;

(xi) all customer sales orders and customer sales leads, customer lists (including sales records detailing customer name and quantities and dollar values for each product sold to such customer) and supplier lists, customer shipping labels and shipping forms, customer sales histories, vendor purchase histories, catalogs, handbooks, brochures, mailing lists, advertising materials, files, telephone numbers and other information relating to the Business, the Seller, the Purchased Assets or the customers and suppliers thereto;

(xii) all manufacturer warranties provided to the Seller with respect to any of the Product Inventory or the Fixed Assets which can be assigned to the Purchaser;

(xiii) all claims against any third party, whether matured or unmatured, liquidated or unliquidated, direct or contingent, arising out of or resulting from or relating to any occurrence prior to the Closing, including, without limitation, all rights under express or implied warranties and guarantees and other similar contractual rights made by third parties arising out of, resulting from or relating to the Business or any of the Purchased Assets, except for any of same that do not affect the operation of the Business or the Purchased Assets after the Closing Date; and

(xiv) pre-paid expenses and goodwill, and all other assets which are used primarily in conjunction with the operations of the Business of every kind and description, wherever located.

(b) Excluded Assets. Notwithstanding anything contained in Section 2.1(a), all Seller's right, title and interest in all of the following assets, properties and rights of every nature, kind and description (the "Excluded Assets") shall be excluded from the Purchased Assets, and shall remain vested in the Seller:

(i) all cash, cash equivalents, deposits, bank accounts and other similar assets in the name of the Seller and the Shareholder (on behalf of the Seller) as of the Closing Date and listed in Schedule 2.1(b);

(ii) any interest in and to any refund of Taxes of the Seller for any period and any interest in and to any refund of Taxes relating to the Business or the Purchased Assets for, or applicable to, all times prior to the Closing Date;

(iii) the corporate charter, qualifications to conduct business as a foreign corporation, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of the Seller as a corporation;

(iv)  any other asset, property, right, contract or claim set forth in
Schedule 2.1(b); and

(v) asset numbers 200, 264, 265, 266, 282, 345, 357, 363 and 371 as listed on
Schedule 4.12(a) hereof.


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
For the avoidance of doubt, any item listed on Schedule 2.1(b) shall be an Excluded Asset regardless of whether it would otherwise be a Purchased Asset pursuant to any other provision or schedule hereto.

2.2   Assumption of the Assumed Liabilities.

(a) Assumed Liabilities. At the Closing, the Seller shall assign, and the Purchaser shall assume and agree to perform, pay or discharge, only the Assumed Liabilities. For purposes hereof, the term "Assumed Liabilities" shall mean (i) warranty work to be performed on products manufactured and sold by the Business prior to the Closing Date, except that the warranty work for which Purchaser is responsible hereunder shall not exceed Fifty Thousand Dollars ($50,000.00) in the aggregate of the direct costs to Purchaser of materials and labor to perform such warranty work (the "Assumed Warranty Liabilities"); (ii) liability of the Seller under Assumed Contracts; (iii) all Transaction Taxes; and (iv) the Accrued Vacation Liability. Except for the Assumed Liabilities, the Purchaser shall not assume any liability, responsibility or obligation for any liability, responsibility or obligation of the Seller or which in any way relate to or arise from the Business, the Purchased Assets or otherwise (whether known or unknown, fixed or contingent, matured or unmatured), all of which liabilities, responsibilities and obligations shall at and after the Closing remain the sole and exclusive responsibility of the Seller.

(b) Excluded Liabilities. Without limiting the generality of Section 2.2(a) hereof, the Purchaser shall not assume any of the following liabilities of the Seller (collectively, the "Excluded Liabilities"):

(i) all liabilities and obligations of the Seller for any and all Taxes relating to the Business or the Purchased Assets that relate in any manner to, or first arose during, all times prior to the Closing Date, except as provided under
Section 2.2(a)(iii) above and Section 6.8 below;

(ii) except to the extent assumed by Purchaser under Section 2.2(a)(i) above, all claims, demands, liabilities or obligations of any nature whatsoever with respect to the Business or any of the Purchased Assets, which are based upon or relate to events or conditions existing on or before the Closing Date, or which are based upon any products sold or services performed prior to the Closing, notwithstanding that the date on which the claim, demand, liability or obligation arose or became manifest was on a date which was on or after the Closing Date;

(iii) all liabilities of the Seller pursuant to Section 11.2 of this Agreement;

(iv) all liabilities, claims or other obligations of the Seller for any of the following: workers' compensation; payments on behalf of employees of Seller under any Benefit Plans; insurance; holiday, regular and severance pay with respect to all employees of the Seller, whether or not such employees become employees of the Purchaser after the Closing (provided, however, that Purchaser shall be responsible for all such liabilities, claims and obligations for Continuing Employees with respect to employment after the Closing);

(v) any obligation to provide vacation, sick or personal days to any employee of Seller other than a Continuing Employee with respect to employment prior to the Closing;

(vi) any debt liability or other obligation of the Seller incurred after the Closing Date;

(vii) the Accounts Payable of Seller;

(viii)      Liabilities of whatsoever nature under the Personal Property
Leases.

2.3   Purchase Price; Adjustments.

(a) Purchase Price. In consideration for the sale, transfer, assignment, conveyance and delivery to the Purchaser of the Purchased Assets (free and clear of any and all Liens) being purchased by the Purchaser hereunder and the representations and warranties and covenants and agreements of the Seller set forth herein and in the other Seller Documents, and upon the terms and subject to the conditions contained herein, at the Closing , the Purchaser shall pay to the Seller an aggregate amount equal to Four Million Four Hundred Nineteen Thousand Five Hundred One Dollars ($4,419,501.00) (the "Preliminary Purchase Price"), subject to adjustment at the Closing for increases or decreases in (i) Accounts Receivable and (ii) the cost of Product Inventory as provided in
Section 2.3(b) and subject to escrow withholding as provided in Section 2.4. The Preliminary Purchase Price is based on (A) the

Accounts Receivable for Seller as of April 18, 2002 of Seven Hundred Fifty-Eight Thousand Nine Hundred Eighty-Four Dollars ($758,984.00) (the "Preliminary AR"),
(B) the net Product Inventory of Seller of Two Million Two Hundred Sixty-One Thousand Forty-Four Dollars ($2,261,044.00) which amount reflects the cost of Product Inventory as of March 31, 2002, plus estimated labor and overhead, but minus adjustments for Slow-Moving Inventory calculated as of November 30, 2001 (the "Preliminary Net Product Inventory") and (C) the depreciated value of the Fixed Assets of Seller as of March 31, 2002, of One Million One Hundred Sixty-Two Thousand Four Hundred Seventy-Three Dollars ($1,162,473.00) (the "Net Physical Assets"). The calculation of the Preliminary Purchase Price is attached hereto as Schedule A. Upon the occurrence of the Closing, the Purchase Price, as it may be adjusted pursuant to the terms of Section 2.3(b) hereof (the "Final Purchase Price") and subject to escrow withholding pursuant to Section 2.4 hereof, shall be paid by wire transfer to such bank accounts as shall be specified in writing by Seller. Seller shall specify such bank accounts to Purchaser no later than two (2) Business Days prior to the Closing Date.

(b) Adjustments. At the Closing, the Preliminary Purchase Price will be adjusted up or down, as applicable, by the amount of (i) any increase or decrease in the Preliminary AR between April 18, 2002 and the Closing Date; and (ii) any increase or decrease in the Preliminary Net Product Inventory between March 31, 2002 and the Closing Date. The cost of the Product Inventory as of the Closing Date shall be determined using actual receipts and shipments in addition to products and goods in transit, shall include an estimate of labor and overhead consistent with the methodology used for determining the Preliminary Purchase Price, and shall reflect the results of the physical Product Inventory count performed by Seller and Purchaser between April 9, 2002 and April 15, 2002. The adjustment to the cost of the Product Inventory shall be updated through the Closing Date for purposes of calculating the final net Product Inventory. In the event of a dispute between the parties with respect to the results of the determination of the cost of Product Inventory as of the Closing Date, the dispute shall be resolved pursuant to the provisions of Section 12.6(b). The Net Physical Assets shall not be adjusted at the Closing.

Section 2.4. Accounts Receivable Escrow. Purchaser shall deposit a portion of the Final Purchase Price equal to fifteen percent (15%) of the Accounts Receivable as of the Closing Date (the "AR Escrow Amount") with Harrington, Hoppe & Mitchell, Ltd. (the "Escrow Agent"), to be held in escrow for a period of one hundred twenty (120) days after Closing (the "AR Escrow Period"). The AR Escrow Amount will be available as an escrow fund solely to compensate Purchaser for the amount owed on any Accounts Receivable of the Seller purchased by Purchaser and not paid by the party indebted thereunder within the AR Escrow Period (the "Unpaid Accounts Receivable"). Within ten (10) Business Days of the expiration of the AR Escrow Period, Purchaser shall submit a claim to the Escrow Agent (an "Escrow Claim") (with a copy to the Seller, together with related invoices) for any Unpaid Accounts Receivable. Unless Escrow Agent receives written notice from Seller that Seller disputes the Escrow Claim of Purchaser within five (5) days of Seller's receipt of the Escrow Claim, Escrow Agent, within fifteen (15) Business Days of the expiration of the AR Escrow Period, (i) shall wire transfer to Purchaser the amount provided for in the Escrow Claim delivered by Purchaser; (ii) the Escrow Agent shall wire transfer to Seller in the manner and to the bank accounts set forth above, any remaining portion of the AR Escrow Amount (such amount being hereinafter referred to as the "Final Payment"); and (ii) Purchaser shall assign to Seller any Unpaid Accounts Receivable for which Purchaser was compensated from the escrow fund, and Seller shall be entitled to pursue collection of and enforce such Unpaid Accounts Receivable. Should Purchaser receive payment on any Unpaid Accounts Receivable for which Purchaser was compensated from the AR Escrow Amount following the expiration of the AR Escrow Period, the Purchaser will pay over to Seller the amount of any such payment. If there are any disputes between the parties with respect to claims on the escrow fund or related matters, the parties hereby agree to submit such dispute to binding arbitration pursuant to Section 12.6 of this Agreement. Both Purchaser and Seller agree that the Escrow Agent, with respect to performance of its duties under this section, shall not be liable to any parties for damages, losses or expenses, except in the event of gross negligence or willful misconduct on its part and that should a dispute arise, Escrow Agent shall not disburse the AR Escrow Amount or any portion thereof, until Escrow Agent receives instructions for disbursal signed by Purchaser and Seller or an order from the arbitration panel contemplated by Section 12.6(b)(ii) hereof. Notwithstanding the foregoing, should Purchaser be unable to receive payment for any Unpaid Accounts Receivable because of the AR Escrow Amount being insufficient to pay all Unpaid Accounts Receivable, Seller shall indemnify Purchaser for any such unpaid amount under the provisions of Article XI hereof, except that Purchaser acknowledges that notwithstanding the provisions of Section 11.1 hereof, Purchaser shall provide Seller with notice of a claim hereunder within forty-five (45) days of the expiration of the Holding Period. Seller shall pay the amount, (subject to the existence of a dispute regarding same) within thirty (30) days of receipt of such claim.

Purchaser agrees to pursue collection of the Accounts Receivable in accordance with Purchaser's past practices for collection of accounts receivable.

2.5 Allocation of Purchase Price. The Final Purchase Price for the Purchased Assets and the amount of the Assumed Liabilities shall be allocated among the Purchased Assets sold, transferred, assigned and conveyed pursuant to this Agreement, as mutually agreed to by Purchaser and Seller (with Purchaser to make the initial proposal for such allocation), not later than one hundred fifty (150) days after the Closing Date in accordance with Section 1060 of the Code. Purchaser and Seller agree that the Final Purchase Price shall be allocated among the Purchased Assets as follows: first, to non-obsolete Product Inventory at Seller's cost; second, to Accounts Receivable by the amount thereof collected during the Accounts Receivable Escrow Period and the amount retained by Purchaser from the Accounts Receivable Escrow; third, to Fixed Assets at the appraised value thereof; fourth, to leasehold improvements included in the Fixed Assets at their net book depreciated value; and the balance shall be allocated to the covenants not to compete. Each party shall treat the purchase and sale pursuant to this Agreement consistently with such allocations for all purposes, including, without limitation, determining any Taxes and filing its Form 8594, and shall not take any position inconsistent therewith, whether on a Tax Return, before a Governmental Entity or Regulatory Authority or any judicial or other proceeding. In the event the allocation is disputed by any Governmental Entity or Regulatory Authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties concerning the resolution of such dispute, and shall keep the other parties apprised of the status of such dispute and the resolution thereof. For purposes of the preparation of Form 8594, each party's name, address and taxpayer identification number is set forth on Schedule 2.5 attached hereto.

2.6 Nonassignable Contracts and Authorizations. To the extent that the assignment of any Contract issue or the Authorization which is to be assigned to the Purchaser shall require the consent of any other Person, this Agreement shall not constitute a contract to assign the same if an assignment of such Contract or Authorization would constitute a breach thereof. The Seller shall use commercially reasonable efforts, for a period of ninety (90) days following the Closing, and the Purchaser shall cooperate where appropriate, to obtain any consent necessary for any such assignment requested by Purchaser. After such ninety (90) day period, Seller shall have no further obligation to Purchaser (but Seller will be obligated to the other party to the Contract) with respect to any such Contracts or Authorizations that were not assigned.

2.7 Required Consents. Notwithstanding anything set forth in Section 2.7 hereof, the Seller shall obtain the consent of the other party, or the authorizing party, as the case may be, to the assignment by the Seller to the Purchaser of those Contracts and Authorizations set forth on Schedule 2.7 attached hereto (such consents, the "Required Consents").


ARTICLE III
CLOSING

3.1 The Closing. The closing of the purchase and sale of the Purchased Assets hereunder and the other transactions contemplated hereby (the "Closing") shall take place at: 5:00 p.m. on such date and time as may be agreed to in writing by the Purchaser and the Seller (the "Closing Date"), at such a location as may be agreed to in writing by the Purchaser and Seller. All transactions contemplated hereunder to occur on the Closing Date shall be deemed to have occurred simultaneously at 5:00 p.m. (local time) on the Closing Date.

3.2 Obligations of the Seller. At the Closing and subject to the terms, provisions and conditions contained herein, the Seller shall take all actions and do all things necessary to sell, transfer, assign, convey and deliver the Purchased Assets to the Purchaser free and clear of any and all Liens and to consummate the transactions contemplated hereby, including, without limitation, delivery or causing to be delivered to the Purchaser the following:

(a) a Bill of Sale duly executed by the Seller in the form of Exhibit A attached hereto and other customary and appropriate documents of conveyance, containing covenants of warranty, which are in accordance with the representations and warranties of Seller contained herein, necessary to sell, transfer and assign all of the Seller's right, title and interest in and to the Purchased Assets, free and clear of any and all Liens;

(b) such instruments of sale, assignment, transfer and conveyance as the Purchaser may reasonably request in order to record the sale, assignment, transfer and conveyance of any of the Intellectual Property Rights with the United States Patent and Trademark Office, the United States Copyright Office and any other Governmental Entity or Regulatory Authority, domestic or foreign;

(c) such other general or specific instruments of sale, assignment, transfer and conveyance (including, without limitation, assignments of leases whether real or personal, all in recordable form (where necessary) and with all applicable revenue stamps attached) executed by the Seller, with full covenants of warranty as to the good and marketable title of the Seller in the Purchased Assets covered thereby, of the Seller in and to the Purchased Assets, as may be necessary or appropriate, in the reasonable judgment of the Purchaser, to fully and effectively sell, assign, transfer and convey the Purchased Assets and all right, title and interest therein to the Purchaser;

(d) an opinion of Fenwick & West LLP, legal counsel to the Seller, in a form reasonably acceptable to legal counsel for Purchaser;

(e) a certificate dated as of the Closing Date, executed by the Secretary of the Seller certifying:

(i) that attached thereto are true, correct and complete copies of the (1) Certificate of Incorporation of Seller; (2) the By-Laws of the Seller; (3) a true, correct and complete copy of the resolutions adopted by the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the other Seller Documents and the consummation of the transactions contemplated hereby and thereby; and (4) a true, correct and complete copy of the resolutions adopted by the board of directors of the Shareholder authorizing the execution, delivery and performance of this Agreement and the other Seller Documents and the consummation of the transactions contemplated hereby and thereby; and

(ii) the incumbency of the officers of the Seller executing this Agreement and the other Seller Documents;

(f) all Required Consents and all Authorizations necessary or required to be obtained in order to consummate the transactions contemplated hereby;

(g) evidence reasonably satisfactory to the Purchaser of the payment by the Seller of all Taxes, if applicable, based upon or relating to the sale, assignment, conveyance and transfer of the Purchased Assets to the Purchaser and the consummation of the transactions contemplated hereby that are due and payable on or before the Closing Date;

(h) an Estoppel Certificate dated not more than ten (10) days prior to the Closing Date from the lessor of the Building Lease, in the form of Exhibit B attached hereto;

(i) all of the Seller's books, records and other data and materials contemplated by Section 2.1(a) of this Agreement;

(j) evidence reasonably satisfactory to the Purchaser of the payment in full of all indebtedness of the Seller which is in any way secured by the Purchased Assets;

(k) an Assignment and Assumption Agreement (the "Assignment and Assumption Agreement") executed by Seller in the form of Exhibit C attached hereto and made a part hereof;

(l) a check payable to the Purchaser in an amount equal to the aggregate Accrued Vacation Liability for all of the Continuing Employees, based on each such Continuing Employee's base salary rate at the Closing;

(m)   the Sublease, executed by the Seller;

(n)   the System Licenses; and

(o) such other certificates, documents, receipts and instruments as the Purchaser or its legal counsel may reasonably request.

3.3 Obligations of the Purchaser. At the Closing and subject to the terms, provisions and conditions contained herein, the Purchaser shall deliver to the Seller the following:

(a) the Final Purchase Price minus the AR Escrow Amount, by wire transfer as specified above;

(b) an opinion of Harrington, Hoppe & Mitchell, Ltd., legal counsel to the Purchaser, reasonably acceptable to legal counsel to Seller;

(c) a certificate dated as of the Closing Date, executed by the sole member of the Purchaser certifying that attached thereto is a true, correct and complete copy of the (1) Articles of Organization and Operating Agreement of the Purchaser; (2) a true, correct and complete copy of the resolutions adopted by the members of the Purchaser authorizing the execution, delivery and performance of this Agreement and the other Purchaser Documents and the consummation of the transactions contemplated hereby and thereby; and

(d)   the Assignment and Assumption Agreement, executed by Purchaser;

(e)   the Sublease, executed by the Purchaser; and

(f) such other certificates, documents and instruments as the Seller or its legal counsel may reasonably request.

3.4 Passage of Title, etc. At the Closing, title to the Purchased Assets shall pass to the Purchaser, and the Seller shall put the Purchaser in full, complete and quiet possession and enjoyment of the Purchased Assets and the Purchaser shall be entitled to all of the benefits of the Business and the goodwill associated therewith.


ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDER

The Seller and shareholder hereby represent and warrant to the Purchaser that the following are true and correct as of the Closing Date, except as set forth in the disclosure letter, consisting of Schedules numbered to correspond to sections of this Agreement, provided by the Seller to the Purchaser on the date hereof and hereby made a part of this Agreement:

4.1 Organization; Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the power and authority to own and lease its assets and properties and to conduct the Business as it is now being conducted. The Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation under the laws of each jurisdiction in which the conduct of the Business or the ownership or leasing of the Purchased Assets requires such qualification, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

4.2 Authority; Enforceability. The Seller has the corporate power and authority to execute, deliver and perform this Agreement and all other agreements, certificates and documents executed or delivered, or to be executed or delivered, by the Seller in connection herewith (collectively, the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Seller Documents by the Seller has been duly authorized by all necessary corporate action on the part of the Seller. This Agreement and each of the other Seller Documents have been duly executed and delivered by the Seller. This Agreement and the Seller Documents constitute (or, in the case of certain Seller Documents, when executed and delivered will constitute) the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or other laws affecting any rights, powers, privileges, remedies and interest of creditors, generally; and (ii) rules or principles of equity affecting the enforcement of obligations generally, whether at law, in equity or otherwise, including without limitation rules governing specific performance, injunctive relief and other equitable remedies.

4.3   No Conflict.

Except as set forth on Schedule 4.3(a) attached hereto, the execution, delivery and performance of this Agreement and the other Seller Documents by the Seller and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of the Seller;

(b) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, give rise to a right of termination, amendment or cancellation of, accelerate the performance required by, or result in any payment under, any Assumed Contract, except as would not have a Material Adverse Effect; or

(c)   violate, conflict with or result in a breach of any Legal
Requirement or;

(d)   result in the creation of any Lien on any of the Purchased Assets.

4.4   Litigation; Compliance with Law.

(a) There are currently no actions, suits, claims for damages, proceedings (including, without limitation, all arbitrations and alternative dispute resolution proceedings), or governmental investigations of which the Seller has received notice, or has been served, and to the knowledge of the Seller, pending or threatened against the Seller arising out of or relating to the Business or any of the Purchased Assets which could reasonably be expected to have a Material Adverse Effect. There is no claim, action, suit, proceeding (including, without limitation, all arbitrations and alternative dispute resolution proceedings) or governmental investigation before any Governmental Entity or Regulatory Authority pending or, to the knowledge of the Seller, threatened against the Seller which relates to or arises out of the Business or any of the Purchased Assets or the transactions contemplated by this Agreement, nor does the Seller have any knowledge of any reasonably likely basis or set of circumstances for any such action, suit, proceeding, claim or investigation, in each case which could reasonably be expected to have a Material Adverse Effect.

(b) Seller has complied in all material respects with, and is not in material violation of, any judgment, order, decree, restraint or other directive of or stipulation with any Governmental or Regulatory Authority, or in violation of any other Legal Requirement, and the Seller does not have knowledge of any reasonable basis for a claim that such a violation exists. The Seller has no knowledge of any proposed Legal Requirement that might reasonably be expected to have a Material Adverse Effect.

(c) The Seller has heretofore furnished to the Purchaser true, correct and complete copies of all material pleadings in, and material correspondence with respect to, the actions, suits, proceedings, claims or governmental investigations.

4.5   Consents; Third Party Options.

(a) Governmental and Regulatory. Except as set forth in Schedule 4.5(a) attached hereto, no material filing or registration with, notice to or authorization, consent or approval or other action (including, without limitation, the grant of any waiver) of any Governmental Entity or Regulatory Authority is required to be obtained by the Seller in connection with the transactions contemplated herein.

(b) Consents to Assign. Schedule 4.5(b) sets forth a true and complete list of each Assumed Contract with respect to which the consent or approval of any third party is required in order for Seller or the Shareholder to assign or transfer to Purchaser any rights or obligations under such Assumed Contracts.

(c) There are no existing Contracts, options, commitments with or rights granted to any Person to acquire (whether directly by merger, or otherwise) the Business or any of the Purchased Assets or any interest therein, except for those Contracts entered into in the normal course of business consistent with past practice for the sale of Product Inventory by the Seller.

4.6 No Subsidiaries; Other Equity Investments. The Seller does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization the assets of which are necessary to conduct the Business.

4.7 Financial Statements. Attached hereto as Schedule 4.7 are true and complete copies of: (i) annual balance sheets and the related statements of income, and cash flows (together with the related notes) of the Business as of and for the years ended June 30, 2001, June 30, 2000 and June 30, 1999; and (ii) the internal balance sheets and the related statements of income of the Business as of and for the period ended March 31, 2002 (all of the foregoing, collectively, the "Financial Statements"). The Financial Statements (x) fairly present the financial position of the Business as of the dates thereof and the results of its operations, cash flows and stockholders' equity for each of the periods then ended; (y) have been prepared in accordance with GAAP (except, with respect to the unaudited Financial Statements, for the absence of footnotes required by GAAP and subject to customary year-end adjustments). Since June 30, 2001, there has been no change in any accounting (including Tax accounting) policies, practices or procedures of the Seller, except for the adoption of accounting principles publicly disclosed in quarterly reports on the Shareholder's Form 10-Qs filed subsequent to such date which are reflected on Schedule 4.7 hereof. No uncollectible accounts receivable are reflected on any of said balance sheets in excess of the reserves set forth thereon for uncollectible items.

4.8 No Material Adverse Change. Since March 31, 2002, the Seller has operated the Business diligently and only in the ordinary course of business, and there has been no material adverse change in the business, operations, properties, assets, liabilities, commitments, earnings or financial condition of the Business. Without limiting the foregoing, since March 31, 2002, the Business has not:


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
(i) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) in excess of $50,000;

(ii)  waived any substantial right;

(iii) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any employee of the Seller or agent of the Seller, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any employee;

(iv) lost any major customer of the Business or knows of any threatened cancellation of a customer relationship with the Business or had any material order cancelled or knows of any threatened cancellation of any material order of the Business; or

(v) entered into any transaction not in the ordinary course of the Business.

4.9   Taxes.

(a)   Except as set forth on Schedule 4.9(a) attached hereto:

(i) The Seller has duly and timely filed with the appropriate Governmental Entity and Regulatory Authority: (1) all material Tax Returns required to be filed by, relating to the Purchased Assets, with respect to all periods ending on or prior to the date hereof, which Tax Returns are true, correct and complete in all material respects; and (2) all material Tax Returns required to be filed by the Seller for Taxes with respect to the Building Lease and paid the amount of Tax showing as payable on such Tax Returns or made payment to the landlord of the Building in respect of any Taxes payable by the Seller under the Building Lease for all periods ending on or prior to the date of the Closing.

(ii) The Seller has duly and timely paid all material Taxes attributable to the Purchased Assets due and payable on or before the date hereof (other than Transaction Taxes).

(iii) The Seller in connection with the Business has complied in all material respects with all applicable Legal Requirements relating to the collection, withholding and payment of Taxes. To Seller's knowledge, no Governmental Entity or Regulatory Authority has proposed, asserted or assessed (tentatively or otherwise) any adjustment that could reasonably be expected to result in an additional Tax for which the Seller is or may be liable or which could reasonably be expected to result in a Lien on any of the Purchased Assets that has not been finally settled and fully paid. There is no pending, proposed or, to the knowledge of the Seller, threatened audit, examination, investigation, dispute, deficiency assessment, claim, or other administrative or judicial proceeding relating to any Tax which could reasonably be expected to result in a Lien on any of the Purchased Assets.

4.10 Personal Property. Except as set forth on Schedule 4.10 attached hereto, the Seller has good, valid and marketable title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of the Purchased Assets (whether real, personal, mixed, tangible or intangible), in each case free and clear of any and all Liens. All assets, properties and rights relating to the Business are owned by the Seller, and none of the Seller's other Affiliates has any ownership interest therein. The Purchased Assets are suitable for, and include all rights and property necessary for, the conduct of the Business by the Purchaser in the manner it is presently conducted by the Seller and no Excluded Asset constitutes property or rights material or necessary to the operation of the Business. At the Closing, the Purchaser will obtain from the Seller good and marketable title to all of the Purchased Assets, free and clear of all Liens.

4.11  Real Property.

(a) Except for the Building Lease, Seller is not a party to any agreement under which it is a landlord, tenant or subtenant of real property that relates primarily to the Business. The Seller has a valid leasehold interest in the Building, free and clear of all Liens, and the Building Lease is in full force and effect and enforceable in accordance with its terms. There are no eminent domain proceedings pending or, to the knowledge of the Seller, threatened against the Building. The Seller, in connection with the operation of the Business does not own or have any beneficial interest in any real property, other than the Building.

(b) True, correct and complete copies of the Building Lease have been delivered to the Purchaser by the Seller. Except as set forth in Schedule 4.11(b) attached hereto, the Building Lease has not been amended or modified. The Seller: (i) has not assigned, pledged or otherwise transferred, and has not sublet the premises demised by the Building Lease or granted to any Person the right to possession, use, occupancy or engagement of the Building Lease; and (ii) is in exclusive possession of the premises demised by the Building Lease. To the knowledge of the Seller, no event has occurred or failed to occur which (with the giving of notice or the passage of time, or both) would constitute a default under the Building Lease. All brokerage commissions with respect to the Building Lease have been fully paid.

4.12  Fixed Assets; Personal Property.

(a) Schedule 4.12(a) attached hereto contains a true, complete and correct list of the Fixed Assets as of the date of this Agreement, including equipment, machinery, computers, computer software, furniture, leasehold improvements, vehicles, trade fixtures, tooling (including Outside Tooling), and other items of personal property owned, used or leased by the Seller and all interests therein which are necessary for the operation of the Business and which are part of the Purchased Assets. The Seller has good, valid and marketable title to the Fixed Assets, in each case free and clear of any and all Liens, except for those Liens set forth on Schedule 4.12(a) attached hereto. All of the Fixed Assets are in good operating condition, state of maintenance and repair and working order, subject to normal wear and tear.

(b) Schedule 4.12(b) attached hereto sets forth a list (including, without limitation, all amendments) of all leases relating to personal property of Seller (the "Personal Property Leases"), including, without limitation, the dates of the Personal Property Leases, the personal property leased thereunder, the name of the lessees and lessors, the commencement date and expiration date of such Personal Property Leases, the annual rent payable by the lessees under such Personal Property Leases, the security deposited with the lessor or sublessor under any such Personal Property Lease and the amount of the purchase option under any such Personal Property Lease.

4.13 Intellectual Property Matters. Set forth on Schedule 4.13 attached hereto is a list of the registered Intellectual Property Rights (including pending registrations or applications), specifying as to each, as applicable: (i) the nature of the Intellectual Property Right; (ii) the user of the Intellectual Property Right; (iii) all licenses, sublicenses and other agreements relating in any manner to any such Intellectual Property Right; and (iv) the filing and registration information with respect to each such Intellectual Property Right. Except as set forth on Schedule 4.13 attached hereto, there are no royalties, fees or other amounts payable by or to the Seller with respect to any of the Intellectual Property Rights. To the Seller's knowledge, the Seller's prior use of the Intellectual Property Rights has not, and the Seller's present use of the Intellectual Property Rights does not, infringe or otherwise violate any rights (including, without limitation, rights of privacy) of any Person, and the Seller has not received a notice of a claim of infringement or knows of any reasonable basis for a claim that such an infringement or violation exists. Except as set forth on Schedule 4.13 attached hereto, to the Seller's knowledge, the Seller has ownership of (free and clear of any and all Liens) or rights by license, lease or other agreement to use (free and clear of any and all Liens) without the payment of any fees or the incurrence of any costs the Intellectual Property Rights that are necessary to permit the use of the Purchased Assets as currently used with the Business and to conduct the Business as currently conducted. To the Seller's knowledge, the Seller is not a party in any pending action, suit or proceeding that involves a claim of infringement or any other claim related to any Intellectual Property Right. Upon the execution and recording, where applicable, of such instruments of assignment or conveyance as may be requested by the Purchaser, all Intellectual Property Rights will be fully vested in the Purchaser, free and clear of any and all Liens.

4.14 Computer Software. The Seller has the right to use, by license, lease or other agreement, the Systems free and clear of any and all Liens. The Seller is generally satisfied that the Systems perform in accordance with the documentation and written material used in connection therewith, and, to the knowledge of Seller, the Systems are free from any material defects. The Seller has heretofore delivered to the Purchaser full, correct and complete copies of all licenses, leases or other agreements providing for the use by Seller of such Systems, and user and technical documentation relevant to the Systems received by Seller. The Seller has taken all appropriate measures to protect the confidential nature of the Systems in accordance with the applicable license, lease or other agreement governing the use of such Systems.

4.15  Contracts; Customers and Suppliers.

(a) Attached to Schedule 4.15(a) is a complete list of all Contracts (whether written or oral) to which the Seller is a party, and which is primarily related to the Business, and in either case which provides for or falls within any of the following categories (collectively, the "Contracts"):

(i) Contracts with any distributor, manufacturer, vendor, supplier, broker, sales agent, other agent or manufacturer's representative providing for the payment of an amount annually: (i) individually for any such Contract of Ten Thousand Dollars ($10,000) or (ii) in the aggregate of Fifty Thousand Dollars ($50,000).

(ii) Contracts granting, or consenting to the existence of, any Lien on or in any of the Purchased Assets in favor of any Person;

(iii) Collective bargaining arrangements or other Contracts with any labor union;

(iv) Contracts for capital expenditures or the acquisition or construction of any Fixed Assets in excess of $25,000 that is an executory contract as of the date hereof;

(v) Contracts for the purchase or sale of the Product Inventory, materials, supplies, merchandise, machinery, equipment, parts or other property or services each of which involve, in the aggregate, the payment or receipt of more than $50,000 in any twelve (12) month period (other than standard Product Inventory purchases or sales executed in the ordinary course of business);

(vi) Contracts relating to the borrowing of money or the incurrence of any indebtedness for borrowed money, or the issuance of any letter of credit, or the guaranty of another Person's indebtedness or Contracts of suretyship or relating to the repurchase of any goods or assets of any other Person;

(vii) Contracts granting to any Person a right of first refusal, first offer, option or similar preferential right to purchase or acquire any of the Purchased Assets;

(viii) Contracts limiting, restricting or prohibiting the Seller from conducting any business anywhere in the United States of America or elsewhere in the world;

(ix)  Joint venture or partnership agreements or other similar Contracts;

(x) Contracts of employment or for the retention of consultants or advisors;

(xi) Contracts which indemnify any other Person or which provide for charitable contributions or which are in the nature of a severance agreement or which would otherwise entitle any Person not a party to this Agreement to receive a payment based upon the consummation of the transactions contemplated hereby; or

(xii) any other Contract which is material to the operations of the Business or any of the Purchased Assets.

Except as set forth on Schedule 4.15(a) attached hereto, each Contract (assuming due authorization and execution by the counterparty to the Contract):

(i)   is in full force and effect;

(ii) is a valid and binding obligation of the Seller enforceable in accordance with its terms, subject to: (1) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or other laws affecting any rights, powers, privileges, remedies and interest of creditors, generally; and (2) rules or principles of equity affecting the enforcement of obligations generally, whether at law, in equity or otherwise, including without limitation rules governing specific performance, injunctive relief and other equitable remedies; and

(iii) does not give rise to a Lien on any of the Purchased Assets.

Except as set forth on Schedule 4.15(a) attached hereto, there is no default under or breach by the Seller (which, with or without the giving of notice or lapse of time or both) would constitute a default under any Contract and, to the knowledge of the Seller there is no default under or breach by any counterparty to a Contract (which with or without the giving of notice or lapse of time or both) would constitute a default under any Contract, in each case except as would not have a Material Adverse Effect. Seller has delivered true, correct and complete copies of all Contracts and summaries of oral Contracts, if any.

(b) Schedule 4.15(b) attached hereto contains a list of each of the ten (10) largest customers and suppliers (measured by dollar volume of purchases and sales, as applicable) of the Seller for calendar years 2000 and 2001. Except as set forth on Schedule 4.15(b) attached hereto, the Seller is not engaged in any material dispute with any material customer, supplier or manufacturer with respect to the Purchased Assets or the Business. No current material customer of, or supplier or manufacturer to the Business has notified the Seller that of any intended termination, non-renewal or any modification of its arrangements with the Seller prior to the Closing.

4.16  Product Inventory.

(a) At the Closing, Seller will provide Buyer a list of all Product Inventory. All Product Inventory as of the date of this Agreement:

(i)   is in good and merchantable condition;

(ii)  is not obsolete, damaged or soiled;

(iii) is good and salable in the ordinary course of business at the price for such item contained on Seller's current price list; and

(iv) does not contain any items that are part of any discontinued line of products.

(b) Schedule 4.16 sets forth among other things those items of Product Inventory that (while part of or currently used in the Business) are maintained in Seller's Product Inventory for the Business in an amount that exceeds an eighteen (18) month supply of such items, based on the usage by Seller of such items during the most recent twelve (12) months ("Slow Moving Inventory"). The value of Slow Moving Inventory for purposes of determining the Final Purchase Price will be discounted by thirty-five percent (35%). However, certain items of Product Inventory that are defined as Slow Moving Inventory shall be exempt from this discount (i.e. valued at one hundred percent (100%) of cost) despite the fact that they would otherwise fall within the above definition. The methodology and judgment used in preparing Schedule 4.16 will be utilized to determine which items of Product Inventory shall be exempt from the thirty-five percent (35%) discount (i.e. valued at one hundred percent (100%) cost, despite otherwise falling within the definition of Slow Moving Inventory) at Closing.

None of the Product Inventory is subject to any write-down or write-off. Seller is not under any obligation to return any material portion of the Product Inventory in its possession to any other Person.

4.17  Accounts Receivable.    Attached hereto as Schedule 4.17 is a list
of Accounts Receivable as of April 18, 2002.  All such Accounts
Receivable:

(a) arose in bona fide, arm's length completed transactions and in the ordinary course of business consistent with past practices; and

(b) constitute only valid, undisputed claims, subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or other laws affecting any rights, powers, privileges, remedies and interest of creditors, generally; and (ii) rules or principles of equity affecting the enforcement of obligations generally, whether at law, in equity or otherwise.

4.18 Authorizations. Seller has delivered to Purchaser true, correct and complete copies of all Authorizations that are material to the Business and the Purchased Assets. To the knowledge of Seller, the Seller owns, holds, possesses or lawfully uses all Authorizations which are in any manner necessary for the conduct of the Business as currently conducted and for the ownership and use of the Purchased Assets, free and clear of any and all Liens or other restrictions, except where the failure to own, hold or possess such Authorization would not have a Material Adverse Effect. The Seller has not received any notice of any claim of default with respect to any Authorization and, to the knowledge of the Seller, the Seller is not in default with respect to any Authorization and to the knowledge of Seller no event has occurred which, with the giving of notice or passage of time or both, would cause or give rise to any default with respect to any Authorization, except as would not have a Material Adverse Effect. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees, and will not be adversely affected or terminated by consummation of the transactions contemplated hereby. None of the Authorizations have been amended, assigned, pledged or otherwise transferred. There are no Authorizations required to conduct the Business which have not been obtained by Seller.

4.19 Employees; Labor Matters. Schedule 4.19 attached hereto contains a list of the Seller's employees employed in the Business, including a description of each employee's position, compensation and benefits. The Seller currently employs eighty (80) employees in the Business. Seller knows of no efforts within the last four (4) years to attempt to organize the Seller's employees employed in the Business or any other union activities in connection with the Business including organizational, protected and concerted activities. No strike, slowdown, picketing, work stoppage or other labor dispute involving the Business has occurred during the last four (4) years and, to the knowledge of the Seller, none is threatened or presently contemplated. No Key Employee of the Seller employed in the Business has indicated that he or she is considering terminating his or her employment, nor, to the knowledge of Seller, has any Key Employee of Seller indicated to Seller that he or she is not willing to be hired by Purchaser. To the knowledge of the Seller, the Seller has complied with all Legal Requirements regarding its employees and the Building is in compliance with the Americans with Disabilities Act of 1990.

The Seller in connection with the employees of the Business is not a party to any collective bargaining agreement, no collective bargaining agent has been certified as a representative of any such employees and no representation campaign or election is now in progress with respect to any such employees and to the knowledge of the Seller no such campaign is threatened. There are no pending, or to the knowledge of the Seller, threatened, charges or complaints of unfair labor practice, employment discrimination or any similar matters against or relating to the Seller, in connection with the operation of the Business. Seller has not, within the ninety (90) days preceding the date of this Agreement, terminated or laid off any employee whose termination or layoff when combined with any action taken by Purchaser after the Closing in connection with employees could require notice under the Worker Adjustment and Retaining Notification Act (the "WARN Act").

4.20  Employee Benefits.

(a) Attached as Schedule 4.20(a) hereof is a true, correct and complete list of each pension, profit-sharing, bonus, incentive, deferred compensation, severance pay, retirement (including all 401K plans maintained by Seller) or other material employee benefit plan, agreement or arrangement within the meaning of
Section 3(3) of ERISA and any other material pay practices, currently maintained or contributed to by Seller for the benefit of any of the employees of the Business (collectively, the "Benefit Plans"). Seller hereby acknowledges that Seller has made or will make all contributions to such Benefit Plans on or before the due dates for such contribution: (i) for any periods through and including December 31, 2001; and/or (ii) for the period between January 1, 2002 and Closing, and that copies of all such Benefit Plans have been delivered to Purchaser.

(b) Seller (i) has no actual or potential withdrawal liability with respect to any multi-employer plan (within the meaning of Section 3(37) of ERISA) (a "Multi-employer Plan"); (ii) has not failed to make contributions or pay any premiums required by the terms of any Multi-employer Plan or applicable law, or would incur any actual or potential withdrawal liability as a result of this Agreement and the transactions contemplated hereby; or (iii) has no obligation to provide any welfare benefits under a multi-employer welfare plan to retired or former employees other than continuation of coverage required by applicable law. Seller has no actual or potential liability under any employee benefit plans (within the meaning of Section 3(3) of ERISA) that were previously maintained by the Seller. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not create a liability for payments, distributions or reimbursements to participants or beneficiaries under any Benefit Plans or Multi-employer Plan.

(c) Seller has never contributed to a Multi-employer Plan on behalf of any current employees of the Business.

4.21 Insurance. Schedule 4.21 attached hereto sets forth a true, complete and correct list of all policies of insurance of any kind or nature covering any of the Purchased Assets or which primarily relate to the Business (collectively, the "Insurance Policies") including, without limitation, policies of life, fire, theft, casualty, product liability, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, the name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. All such Insurance Policies: (a) are with insurance companies reasonably believed by the Seller to be financially sound and reputable; (b) are sufficient for compliance with all Legal Requirements and all applicable Contracts; (c) are in full force and effect, valid and enforceable in accordance with their respective terms, and no notice of cancellation has been received and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any such Insurance Policies except as would not have a Material Adverse Effect, and to the knowledge of the Seller, no such default or event is threatened; and (d) provide insurance coverage for the Purchased Assets, and the conduct of the Business for all risks, in each case as normally insured against by Persons carrying on businesses similar to the Business. All liability insurance of the Seller except products liability insurance (which has been carried on a claims made basis) maintained by the Seller has been on an "occurrence" basis.

4.22  Environmental Matters.  Seller in the operation of the Business:

(a)   Is in compliance with all Environmental Laws and Environmental
Permits.

(b) Has obtained and holds all Environmental Permits necessary for the conduct of its operations as presently conducted and the operation of the Business as presently conducted.

(c) Has not transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Substance to any off-Site location which could reasonably be expected to result in an Environmental Claim against the Seller.

(d) Has not utilized and does not now utilize any form of asbestos in connection with or relating to its operation of the Business.

4.23 Books and Records. The books and records of the Seller to be transferred to the Purchaser pursuant to Section 2.1(a) hereof are complete and correct in all material respects and properly and accurately reflect all transactions engaged in by the Seller with respect to the Business.

4.24 Improper Payments. To the knowledge of Seller, neither the Seller nor any of its officers, Affiliates or any Person associated with or acting on behalf of the Seller, has made any illegal payment to, or provided any illegal benefit or inducement for, any governmental official, union official, supplier, customer, union or other Person, in an attempt to influence any such Person to take or to refrain from taking any action relating to the Business, or any of the Purchased Assets.

4.25 Additional Information Regarding Customer Matters. There are no (i) open letters of credit and/or pre-arranged wire transfers between the Seller and the customers of the Business; (ii) personal or other guaranties given to the Seller by or on behalf of the customers of the Business; or (iii) lock boxes maintained by the Seller.

4.26 No Brokers. Except for Piper Jaffrey US Bancorp., to which Seller will owe a commission upon the Closing of the transactions contemplated herein, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Seller directly with the Purchaser and without the intervention of any other Person acting on behalf of the Seller which would give rise to any claim against the Purchaser or for any finder's fee, brokerage commission or like payment, and if any such fee, commission or payment is payable, it shall be the sole responsibility of the Seller.

4.27 Product Warranties. Except as set forth in Schedule 4.27 attached hereto, with respect to the Product Line: (a) the Seller is not liable for any unexpired product warranty with respect to any product included in the Product Line that it distributes or that it has heretofore distributed, sold or manufactured; (b) the Seller has not received any notice of any claim based upon any product warranty with respect to any such Product Line or any item thereof; and (c) the Seller knows of no nor has any reasonable ground to know of any such claim (actual or threatened) based upon any product warranty with respect to any item of such Product Line. Seller has provided to Purchaser all warranties, express or implied, that the Seller has made or is responsible for in connection with the Product Line.

4.28 Powers of Attorney. Seller has not granted any powers of attorney to any third party which primarily relates to the Purchased Assets, the Assumed Liabilities or the Business, except in the ordinary course of business.

4.29 Disclosure. No representation, warranty or other statement by the Seller set forth herein or in any of the other Seller Documents, or contained in any other document or schedule required to be delivered to Purchaser hereunder, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.


ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

5.1 Organization; Good Standing. The Purchaser is a limited liability company duly organized, validly existing and is in good standing under the laws of the State of Ohio and is authorized as a foreign corporation to do business in the State of California, and has all material licenses, permits, authorizations and the power and authority to own and lease its assets and properties and to conduct its business as it is now being conducted. The Purchaser is duly qualified or licensed to do business and is in good standing as a foreign corporation under the laws of the jurisdictions in which the conduct of its business or the ownership or leasing of its assets and properties requires such qualification, other than in jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on this Agreement and the transactions contemplated hereby.

5.2 Authority; Enforceability. The Purchaser has the power and authority to execute, deliver and perform this Agreement and all other agreements, certificates and documents executed or delivered, or to be executed or delivered, by the Purchaser in connection herewith (collectively the "Purchaser Documents") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Purchaser Documents by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser. This Agreement and each of the other Purchaser Documents has been duly executed and delivered by the Purchaser and this Agreement and each of the other Purchaser Documents constitutes (or when executed and delivered will constitute) legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or other laws affecting any rights, powers, privileges, remedies and interests of creditors, generally; and (ii) rules or principles of equity affecting the enforcement of obligations generally, whether at law, in equity or otherwise, including without limitation rules governing specific performance, injunctive relief and other equitable remedies.

5.3 No Conflict. The authorization, execution, delivery and performance by the Purchaser of this Agreement and the other Purchaser Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of the Purchaser's Articles of Organization or Operating Agreement; (b) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, give rise to a right of termination, amendment or cancellation of, accelerate the performance required by, or result in any payment under, any Contract, instrument or other writing of any nature whatsoever to or by which the Purchaser is a party or is bound, or by which any of its properties or assets is subject, except as would not have a material adverse effect on this Agreement or the transactions contemplated hereby; or (c) violate, conflict with or result in a breach of any Legal Requirement applicable to the Purchaser.

5.4 Litigation. There is no action, suit, proceeding (including, without limitation, all arbitrations and alternative dispute resolution proceedings) or governmental investigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser which relates to the transactions contemplated by this Agreement, nor does the Purchaser have any knowledge of any reasonably likely basis or set of circumstances for any such action, suit, proceeding, claim or investigation, the result of which could materially and adversely affect the Purchaser or the transactions contemplated hereby or could impair the ability of the Purchaser to consummate the transactions contemplated hereby.

5.5 Consents. Except as set forth in Schedule 5.5 attached hereto, no filing or registration with, notice to, or authorization, consent or approval of, or other action (including, without limitation, the grant of any waiver) of any Governmental Entity or Regulatory Authority or any other Person is required to be obtained by the Purchaser (I) in connection with the purchase from the Seller of the Purchased Assets; and (ii) the execution, delivery and performance of this Agreement and the other Purchaser Documents and the consummation of the transactions contemplated hereby and thereby.

5.6 No Brokers. Except for Piper Jaffrey US Bancorp., to which Seller will owe a commission upon the Closing of the transactions contemplated herein, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Seller and without the intervention of any other Person on behalf of the Purchaser, in such a manner as to give rise to any claim against the Seller for any finder's fee, brokerage commission or like payment, and if any such fee, commission or payment is payable, it shall be the sole responsibility of the Purchaser.

5.7 Disclosure. No representation, warranty or other statement by the Purchaser set forth herein or in any of the other Purchaser Documents or contained in any other document or certificate furnished to the Seller or any of the Seller's officers, legal counsel, accountants, representatives or other agents in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.


ARTICLE VI
COVENANTS AND OTHER AGREEMENTS

6.1   Conduct of the Business.


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
(a) During the period from the date of this Agreement through the Closing Date, the Seller shall:

(i) conduct the Business and own, operate and use the Purchased Assets in the ordinary course consistent with past practice;

(ii) use reasonable efforts to preserve the present business organizations and relationships of the Business (including, without limitation, with distributors, customers, vendors, suppliers, manufacturers, employees and others) with respect to the Purchased Assets and all of the goodwill associated therewith;

(iii) use reasonable efforts to keep available the services of the present employees of the Seller who are actively involved in the Business;

(iv) use reasonable efforts to preserve the material rights and franchises of the Seller which are part of the Purchased Assets;

(v) not take any action that could reasonably be expected to or would have a Material Adverse Effect on the Business or any of the Purchased Assets or would materially impair, hinder or adversely affect the ability of the Seller to consummate the transactions contemplated hereby or by any other Seller Document;

(vi) deliver to the Purchaser a copy of each written notice sent or received under the Building Lease;

(vii) deliver to the Purchaser a copy of each written notice or communication from any Governmental Entity or Regulatory Authority relating to the Business or any of the Purchased Assets;

(viii) perform all material obligations under the Building Lease and any Contract; and

(ix) deliver to the Purchaser all material notices and communications with respect to the Business from customers, suppliers, vendors and third parties.

(b) Without limiting the generality of the foregoing, from the date of this Agreement through the Closing Date, Seller shall not:

(i) sell, pledge, transfer, dispose of, or encumber or suffer or permit to exist any Lien on, any of the Purchased Assets;

(ii) increase any compensation or benefit payable or provided to any employee who is employed in the Business, except pursuant to a Legal Requirement, an existing Benefit Plan or Contract and which increase, if any, shall not be greater than in accordance with the Seller's past practices;

(iii) except as set forth in Schedule 6.1(b), enter into, amend or terminate any Contract without the prior written consent of the Purchaser, which consent will not be unreasonably withheld or delayed, or take or fail to take any action within the reasonable control of such Seller that would constitute a breach of or default under (without regard to any notice or passage of time or both) any Contract, other than in the ordinary course of business;

(iv) waive any claims or rights of value with respect to any of the Purchased Assets or the Business, other than in the ordinary course of business consistent with past practices;

(v) amend, waive, surrender or terminate or agree to the amendment, waiver, surrender or termination of (A) the Building Lease; or (B) any Contract or Authorization, without the prior written consent from the Purchaser (which consent will not be unreasonably withheld or delayed);

(vi) exercise any right or option under (A) the Building Lease, or any Contract or (B) extend or renew the Building Lease, any Personal Property Lease, or any Contract;

(vii) incur any indebtedness for borrowed money in connection with the Business other than borrowings for working capital purposes under existing credit facilities in the ordinary course of business and consistent with past practices; and

(viii) enter into, adopt or amend any Benefit Plan including, without limitation, any bonus, profit-sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any employee of Seller; except as may otherwise be required pursuant to any applicable Legal Requirement.

6.2.  Due Diligence.

(a) The Seller shall give the Purchaser and the Purchaser's officers, employees, legal counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents of the Seller relating to the Business or the Purchased Assets, and shall permit them to consult with the officers, employees, accountants, legal counsel of Seller or agents of the Seller, customers of and suppliers to the Business for the purpose of making such investigation as the Purchaser shall consider appropriate; provided, that (i) such investigation shall not unreasonably interfere with the business operations of the Business; (ii) Purchaser shall, at Seller's request, direct all requests for information through a designated representative of Seller or the Shareholder; and (iii) Purchaser shall hold in confidence all such documents and information and shall return or destroy, at Seller's request, all such documents in the event that this Agreement is terminated. Prior to the Closing, the Seller shall furnish to the Purchaser all such documents and copies of documents and records and information which relate to the Business or the Purchased Assets and copies of any working papers relating thereto as the Purchaser shall from time to time reasonably request.

(b) Prior to and after the Closing, the Seller shall promptly advise the Purchaser in writing of the commencement or threat (of which any of them has knowledge) against the Seller of any claim, action, suit or other proceeding that relates to or might reasonably be expected to materially affect the Business or the Purchased Assets.

(c) Prior to the Closing, Seller and Purchaser shall each use commercially reasonable efforts to take any action where the failure or omission to take such action would cause (x) any representation or warranty made by it in this Agreement or in any other Seller Document or Purchaser Document, as applicable, to be untrue or incorrect as of the Closing or (y) any of the conditions to the Closing set forth herein not to be satisfied.

6.3 Publicity. Seller and Purchaser shall issue a joint press release mutually approved by both parties announcing this Agreement and the transactions contemplated hereby. Seller and Purchaser may make such other public disclosures as required by any Legal Requirement or the rules of The Nasdaq Stock Market or the order or decree of any court of competent jurisdiction or governmental authority, which disclosure shall be substantially similar in content to the press release (unless agreed to otherwise by the other party). Seller and Purchaser will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any other press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, in each case except as may be required by any Legal Requirement or the rules of The Nasdaq Stock Market. Seller and Purchaser shall cause their employees, officers and directors to comply with this Section 6.3.

6.4 Further Assurances. After the Closing, each of the parties hereto shall execute such documents and other instruments and perform such further acts as may be required or reasonably requested by any other party hereto to carry out the provisions hereof and the transactions contemplated hereby including, without limitation, vesting in the Purchaser good and marketable title to the Purchased Assets free and clear of any and all Liens.

6.5   Transfer and Retention of Records.

(a) After the Closing, neither the Seller nor any of its respect agents or representatives will retain any document, databases or other media embodying any confidential or proprietary information relating to the Purchased Assets or the Business, except that Seller may retain copies of any document, database or other media as Seller deems reasonably necessary for the preparation of Tax and financial reporting matters (including filings required to be made with the Securities and Exchange Commission), audits, legal proceedings, governmental investigations and other similar business purposes. Seller's possession of any such document or other media shall be bound by the provisions of Section 7.1 of this Agreement.

(b) Notwithstanding the provisions of Section 6.5(a) hereof, for a period of seven years after the Closing, the Purchaser, upon reasonable prior written notice from the Seller, shall give the Seller and its representatives, employees, counsel and accountants,


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
access, during normal business hours, to the books and records relating to the Business but solely with respect to periods prior to the Closing Date, and shall permit such persons to examine and copy such records to the extent reasonably requested in connection with the preparation of Tax and financial reporting matters (including filings required to be made with the Securities and Exchange Commission), audits, legal proceedings, governmental investigations and other business purposes; provided, however, that nothing herein shall obligate the Purchaser to:

(i) take actions that would unreasonably disrupt the normal course of its business;

(ii) grant access to any of its proprietary, confidential or classified information (other than information acquired pursuant to this Agreement and the transactions contemplated hereby); or

(iii) waive any right to assert the attorney-client privilege or any other privilege with respect to any document.

6.6   Employee Matters.

(a) The Purchaser shall offer employment to no less than sixty percent (60%) of the employees of the Business; provided, however, that the Purchaser retains the right to alter any terms and conditions of employment (including, without limitation, the levels of compensation and benefits) in the future or to discontinue to employ any such employee after the Closing Date. At least five
(5) Business Days prior to the Closing Date, the Purchaser will advise the Seller of those employees of the Seller who will be hired by the Purchaser. Purchaser (so long as Seller has not laid off or terminated more than ten (10) employees during the 90-day period preceding the Closing Date) hereby agrees to indemnify and hold harmless Seller and the Shareholder from any claim under the WARN Act arising from Purchaser's refusal to hire employees of Seller effective as of the Closing or the Purchaser's layoff or termination of any Continuing Employee after the Closing.

(b) The Purchaser shall not be deemed to be a successor employer with respect to the employment of any Continuing Employees or with respect to any Benefit Plans. In the event any employee of the Business shall be deemed to have been terminated by reason of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, all liability for any severance and other similar benefits to any such employee with respect to employment prior to the Closing shall be the sole responsibility of the Seller. An individual who was previously employed by the Seller who is hired by the Purchaser shall be deemed a new employee of the Purchaser (a "Continuing Employee"). The Purchaser shall not have any liability, obligation or responsibility to any employee of the Seller (including any Continuing Employee(s)) which liability, obligation or responsibility arose or accrued on or prior to the Closing Date (except for the Accrued Vacation Liability). The Seller shall not have any liability, obligation or responsibility to any Continuing Employee which arises or accrues on or after the Closing Date. In addition, the Seller shall be responsible solely for any obligations with respect to COBRA health care continuation and disability insurance for all former employees of the Seller and employees of the Seller who are not Continuing Employees.

6.7 Payments Received. The Seller agrees that after the Closing the Seller will hold for the benefit of the Purchaser and will promptly transfer and deliver to the Purchaser, from time to time as and when received by any of them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which relates to any of the Purchased Assets or the Business prior to the Closing including, without limitation, any proceeds arising from Accounts Receivable and insurance proceeds reimbursing Purchaser and/or Seller, as applicable, for damage to or destruction of the Purchased Assets (other than cash, checks or other property received that related to Excluded Assets or Liabilities other than Assumed Liabilities, including without limitation Contracts that are not assumed by Purchaser, or proceeds from Accounts Receivable assigned back to Seller pursuant to Section 2.5). From and after the Closing, the Purchaser shall have the right and authority to endorse without recourse the name of the Seller on any check or any other evidence of indebtedness received by the Purchaser (except for checks for payment which Seller has a right to receive, as specified above) on account of the Purchased Assets or the Business prior to the Closing.

6.8   Tax Matters.

(a) Transaction Taxes. Purchaser shall reimburse Seller for any payment made by Seller in respect of transfer, sales, or use taxes incurred, or that are payable to any taxing authority, in connection with the sale, transfer, and delivery of the Purchased Assets contemplated by this Agreement (collectively, the "Transaction Taxes"). Notwithstanding the foregoing, each party shall be responsible for its own income, capital gain or other similar taxes due in connection with the transactions (including the sale, transfer, and delivery of the Purchased Assets) contemplated by this Agreement.


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
(b) Purchaser shall be solely responsible for all tax matters arising from or relating to the Purchased Assets and related businesses after the Closing. Purchaser shall indemnify and hold harmless Seller from any liability for, or arising out of or based upon, or relating to any Tax matter arising from the Purchased Assets and related businesses after the Closing. Seller and Purchaser shall cooperate concerning all tax matters relating to this division of responsibility, including the filing of Tax returns and other governmental filings associated therewith.

6.9 UCC Matters. Seller shall obtain and file (or cause to be filed) such financing statements as are required in order to sell, transfer, assign, convey and deliver to the Purchaser all right, title and interest of the Seller in and to the Purchased Assets, free and clear of any and all Liens (except for Permitted Liens), and shall furnish the Purchaser with such documents as the Purchaser may reasonably request to confirm the foregoing.

6.10 No Solicitation. The Seller agrees that neither the Seller nor its Affiliates, investment bankers, advisors, attorneys or other agents will, directly or indirectly, solicit, initiate, facilitate or encourage (including, without limitation, by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation, recapitalization or other business combination involving the sale, transfer or assignment of all or any of the Purchased Assets (each an "Acquisition Transaction"), or explore or otherwise engage in discussions with any Person (other than the Purchaser and its representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding, formal or informal, written or oral, with respect to any such Acquisition Transaction.

6.11 Risk of Loss. If prior to the Closing any portion of the Purchased Assets (including, without limitation, any portion of the Leased Real Property) shall be taken (or any public announcement shall be made of an intent to take) by condemnation, eminent domain or similar means or shall be damaged or destroyed by fire or other casualty, and the result thereof has or could reasonably be expected to have a Material Adverse Effect on the Business, the Purchaser shall have the option to either: (i) terminate this Agreement by giving notice to the Seller within ten (10) Business Days following receipt by the Purchaser of the notice required by the immediately following sentence; or (ii) not terminate this Agreement. The Seller shall give to the Purchaser prompt written notice of any taking, public announcement, damage or destruction. Should Purchaser not terminate the Agreement and subject to the provisions of Section 2.1(a)(vi), the Seller shall pay over to the Purchaser and irrevocably assign to the Purchaser all amounts received or receivable (whether from insurance proceeds, governmental payments or otherwise) by the Seller as a result of or relating to any such taking, damage or destruction.

6.12 Product Liability Insurance. At or prior to the Closing, Seller will obtain a "tail" product liability coverage extending for a period of one year after Closing, and shall supply a certificate to Purchaser evidencing such insurance. At or prior to the Closing, the Purchaser will obtain and maintain products liability insurance coverage for liability arising from the sale of the Product Line or other Product Inventory, with such coverage levels equivalent or in excess to levels carried by Seller, and for a period of at least one year. Except as set forth above, from and after the Closing, Purchaser shall be solely responsible for maintaining insurance coverage for the Purchased Assets, and Seller shall have no obligation to keep the Insurance Policies listed on
Schedule 4.21 in effect following the Closing.

6.13 Sublease. At or prior to the Closing, Seller, the Purchaser and Capellino/Galleano shall enter into a sublease acceptable to Capellino/Galleano (the "Sublease"). The Sublease shall provide (i) a 1-year term commencing on the Closing Date, which term may be extended at the option of Purchaser for additional monthly periods not to exceed twelve months (the "Option Months"), and upon one hundred twenty (120) days written notice prior to the expiration of the original term of the sublease; (ii) rental payable by the Purchaser during the term of the Sublease (including the Option Months) shall be Eighteen Thousand and Ten Dollars ($18,010.00) per month, subject to base rent increase for the Option Months as provided in the Building Lease; (iii) that upon vacation of the Building by Purchaser, Purchaser shall reimburse Seller on a monthly basis for fifty percent (50%) of any shortfall incurred by Seller between the rent payable under the Building Lease and any sublease entered into by Seller for the Building after Purchaser's vacation of the Building (A "Rent Shortfall"); (iv) that Purchaser shall reimburse Seller for fifty percent (50%) of any brokerage commissions payable by Seller incurred for the purpose of retaining a sublessee of the Building ("Commissions"); (v) that in no event shall Purchaser's liability for a Rent Shortfall and/or Commissions exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate; and (vi) Purchaser shall be responsible for all repairs, restorations, replacements, renewals and other maintenance obligations of the Seller pursuant to the Building Lease during the term of the Sublease; provided, however, that with respect to all major repairs, restorations, replacements to or other maintenance of HVAC, plumbing, electrical, roofing, the parking lot or any structural item (including any series of related items that become major in the aggregate, the "Major Expenses"), Purchaser shall bear the first Ten Thousand Dollars ($10,000.00) of all Major Expenses in the aggregate during the term of the Sublease, and Purchaser and


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
Seller (or Shareholder in lieu of Seller) shall each bear fifty percent (50%) of the Major Expenses exceeding Ten Thousand Dollars ($10,000.00).

6.14  Software System.

(a) Installation of System; Costs. Seller's personnel shall use commercially reasonable efforts to install a separate standalone version of Fourth Shift operating software and Seller shall download thereon the complete current database of Seller, operating on a separate hardware server located at the Building (the "System Installation"). Purchaser shall submit the purchase order and pay the costs of the Fourth Shift operating software and any related expenses (the "System Costs") as they come due; provided, however, that (i) in the event this Agreement is terminated pursuant to Section 10.2(c) as a result of a material breach of Seller, then Seller shall reimburse Purchaser for the System Costs, and (ii) in the event that this Agreement is terminated by either party pursuant to Sections 10.1 or 10.2(a) or by Purchaser pursuant to Section 10.2(b), then Seller shall reimburse Purchaser for fifty percent (50%) of the System Cost.

(b) Licenses. At the Closing, Seller shall transfer to Purchaser twelve (12) licenses for the Fourth Shift software (the "System Licenses"), without cost to Purchaser other than the cost of ongoing maintenance fees and expenses for such licenses.

ARTICLE VII
CONFIDENTIALITY; NON-COMPETITION; AND NON-SOLICITATION COVENANTS

7.1   Confidentiality; Non-Competition; Non-Solicitation.

(a) Confidentiality. From and after the Closing, the Seller shall hold in confidence, and shall use its best efforts to have each of its Affiliates hold in confidence, all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Business and the Purchased Assets (including without limitation the financial information, technical information or data relating to the products and names of customers of the Business) and shall not disclose or make use of the same without the written consent of the Purchaser, except to the extent that such knowledge, information or documents shall have become public knowledge other than through a breach of this Agreement by Seller.

(b) Non-Competition. The Seller nor any of its Affiliates shall not (i) at any time during the three (3) years following the Closing Date directly or indirectly, engage (whether as owner, partner, member, lender, shareholder, consultant, employee, agent, supplier, distributor or otherwise) in any business, activity or enterprise which competes with any aspect of the Business (a "Competing Business"); or (ii) at any time during the three (3) year period following the Closing Date, directly or indirectly, induce or influence any customer, supplier, distributor, broker, consultant or any other Person that had a business relationship with the Seller prior to the Closing, to terminate such relationship or to discontinue or reduce the extent of its relationship with the Purchaser to the extent such relationship relates to the Business. For purposes of this Agreement: neither the Seller, nor its Affiliates shall be deemed to be directly or indirectly interested in a business if their interest, individually or in the aggregate with each other, is limited solely to the ownership of not more than two percent (2%) on an individual basis or five percent (5%) in the aggregate (taking into account the Seller, its Affiliates) of the securities of any class of corporation whose shares are listed or admitted to trade on a national securities exchange or are quoted on NASDAQ or a similar means if NASDAQ is no longer providing such information.

(c) Non-Solicitation. The Seller, nor any of its Affiliates shall not at any time during the two (2) year period following the Closing Date, (i) directly or indirectly, encourage, induce, attempt to induce or solicit to employ any Continuing Employee; or (ii) solicit any Continuing Employee to leave his or her employment with Purchaser or join the employ of another; provided, however, that Seller shall not be prohibited from (i) placing advertisements for employment that are aimed at the public at large in any newspaper, trade magazine, or other periodical in general circulation or advertising for employment aimed at the public at large through any other mass medium such as radio, television or the Internet, or (ii) responding to any unsolicited inquiry by a Continuing Employee concerning employment with Seller.

(d) No Limitation on Common Law. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Purchaser with any broader, further or other remedy or protection than those provided in this Article VII.

7.2 Remedies. The Seller acknowledges that because the breach or attempted or threatened breach of any of the provisions of Section 7.1 hereof will result in immediate and irreparable injury to the Purchaser for which the Purchaser will not have an adequate remedy at law and for which monetary damages are not readily calculable. Therefore, the Purchaser shall be entitled to obtain injunctive and other equitable relief restraining and prohibiting such breach or threatened breach, including, without limitation, obtaining a temporary and permanent injunction, enjoining any such breach or attempted or threatened breach (without being required to post a bond or other security or to show any actual damages). The right to an injunction and other equitable relief shall be in addition to, and cumulative with, all other rights and remedies available to the Purchaser at law, in equity or otherwise.

7.3 Independence of Agreements. The provisions of this Article VII are in addition to and independent of any agreements or covenants contained in any employment, consulting or other agreement between the Purchaser or any of its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand.

7.4 Enforceability. The Seller acknowledges that, without the provisions of this
Article VII hereof, the Purchaser would not enter into this Agreement or consummate the transactions contemplated hereby. Accordingly, the Seller shall be bound by the provisions hereof to the maximum extent permitted by law, it being the intent and spirit of the parties that such provisions shall be enforced to the fullest extent permitted by law. Without limiting the generality of the foregoing, if any provision of this Article VII hereof shall be held by any court of competent jurisdiction or another competent authority to be illegal, invalid or unenforceable, such provision shall be reformed so that it will be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.


ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS OF THE PURCHASER

All obligations of the Purchaser pursuant to this Agreement to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by the Purchaser (in its sole discretion):

8.1 Representations and Warranties Accurate. All representations and warranties of the Seller contained in this Agreement and the other Seller Documents shall be true and accurate in all material respects on and as of the Closing Date as if made again at and as of such date.

8.2 Performance by the Seller. The Seller and Shareholder shall have performed and complied in all material respects with all terms, provisions, agreements, covenants and conditions required by this Agreement to be performed and complied with by them at or prior to the Closing.

8.3   Legal Prohibition.

No action, suit, investigation, inquiry or other proceeding by any Governmental Entity or Regulatory Authority or other Person shall have been instituted or threatened in writing which:

(a) could reasonably be expected to have a Material Adverse Effect on the Business, the Purchased Assets or the Assumed Liabilities or the Purchaser;

(b) questions the validity hereof or any of the transactions contemplated hereby, or seeks to enjoin the consummation of the transactions contemplated hereby or seeks to obtain substantial damages in respect thereof.

On the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

8.4 Closing Deliveries. The Purchaser shall have received all deliveries to be made to it and Seller shall have performed all of its obligations pursuant to Section 3.2 of this Agreement.

8.5 Absence of Material Adverse Changes. There shall not have occurred since the date hereof any event, loss, damage, condition or state of facts of any nature whatsoever which had or can reasonably be expected to have a Material Adverse Effect on the Business, the Purchased Assets or the Assumed Liabilities.

8.6   Consents.  The Seller shall have obtained all Required Consents.

8.7 Sublease. Seller and Capellino/Galleano shall have executed and delivered the Sublease.

8.8 System Installation. The System Installation shall be complete in all material respects.


ARTICLE IX
CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS
OF SELLER AND THE SHAREHOLDER

All obligations of the Seller pursuant to this Agreement to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by the Seller (in its sole discretion):

9.1 Representations and Warranties Accurate. All representations and warranties of the Purchaser contained in this Agreement and the other Purchaser Documents shall be true and accurate in all material respects on and as of the Closing Date as if made again at and as of such date.

9.2 Performance by the Purchaser. The Purchaser shall have performed and complied in all material respects with all terms, provisions, agreements, covenants and conditions required by this Agreement to be performed and complied with by the Purchaser at or prior to the Closing.

9.3 Legal Prohibition. No action, suit, investigation, inquiry or other proceeding by any Governmental Entity or Regulatory Authority or other Person shall have been instituted or threatened in writing which:

(a) could reasonably be expected to have a Material Adverse Effect on the Business, the Purchased Assets or the Assumed Liabilities or the Purchaser; or

(b) questions the validity hereof or any of the transactions contemplated hereby, or seeks to enjoin the consummation of the transactions contemplated hereby or seeks to obtain substantial damages in respect thereof.

On the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

9.4 Closing Deliveries. The Seller shall have received all deliveries to be made to it and the Purchaser shall have performed all of its obligations pursuant to Section 3.3 of this Agreement.

9.5 Sublease. The Purchaser and Capellino/Galleano shall have executed and delivered the Sublease.


ARTICLE X
TERMINATION

10.1 Termination by Mutual Consent. This Agreement may be terminated at any time before the Closing by the mutual written consent of the Purchaser and Seller.

10.2  Unilateral Termination.


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
(a) Either the Purchaser or Seller, by giving written notice to the other, may terminate this Agreement if a Governmental Entity or Regulatory Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

(b) Either the Purchaser or Seller, by giving written notice to the other, may terminate this Agreement if the Closing shall not have occurred by midnight Pacific Time on June 15, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article VIII or Article IX or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

(c) Either Buyer or Seller may terminate this Agreement at any time before the Closing if the other has committed a material breach of (i) any of its representations and warranties under Article IV or Article V, as applicable or
(ii) any of its covenants under Article VI, and, in the case of either clause
(i) or (ii) above has not cured such material breach within ten days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 10.2(c).

10.3 No Liability for Termination. Termination of this Agreement by a party hereto (the "Terminating Party") in accordance with the provisions of this
Article X will not give rise to any Liability on the part of the Terminating Party on account of such termination (other than pursuant to Section 6.14); provided, however, that nothing herein shall relieve a party from liability for a willful breach of this Agreement. The provisions of Section 6.14, this Article X and Article XII shall survive any termination of this Agreement.

ARTICLE XI
INDEMNIFICATION

11.1 Survival of Representations and Warranties. Unless this Agreement is terminated in accordance with Article X, and except for the covenants and agreements contained in Article VII (which shall survive for the periods set forth in Article VII) and Section 6.13 (which shall survive for ninety (90) days after the term of the Sublease, as it may be extended as provided therein, expires), all representations, warranties, covenants and agreements of the parties contained in this Agreement or in any other document or instrument executed or delivered in connection herewith shall survive for a period of eighteen (18) months following the Closing Date (the "Indemnification Period"), whereupon all such representations, warranties, covenants and agreements will expire and no claims for indemnification may be made by either party against the other. Notwithstanding the above, if, prior to the expiration of the Indemnification Period, a Purchaser Indemnified Person or Seller Indemnified Person makes a claim for indemnification under this Agreement, then such person's rights to indemnification under this Article XI solely with respect to such claim shall survive the expiration of the Indemnification Period until such claim is settled pursuant to the terms of this Article XI.

11.2 Indemnification by the Seller and the Shareholder. The Seller and Shareholder, shall indemnify and hold harmless the Purchaser and each of its directors, officers, employees, and Affiliates (each a "Purchaser Indemnified Person") from and defend each of them from and against and will pay each Purchaser Indemnified Person for any and all demands, claims, actions, liabilities, losses, damages, costs, penalties and expenses (including, without limitation, interest and the reasonable fees and expenses of attorneys), whether or not involving a Third Party Claim, suffered or incurred by Purchaser during the Indemnification Period (collectively, "Losses") asserted against, imposed upon or incurred by any such Purchaser Indemnified Person, directly or indirectly, resulting from or arising out of any of the following:

(a) any inaccuracy or breach of any representation or warranty of the Seller, or in any other Seller Document;

(b) any breach of any agreement, covenant or obligation of the Seller contained herein or in any Seller Document;

(c) any liability, obligation or responsibility of the Seller or which in any way relates to the Business or the Purchased Assets that is not an Assumed Liability (including, without limitation, any liability for Taxes or withholdings (other than Transaction Taxes)) arising out of the operation of the Business by the Seller prior to the Closing Date;

(d)   any Excluded Liability;

(e) any claim, action, suit or proceeding relating to any product warranty made against the Seller with respect to any product manufactured by the Seller, other than the Assumed Warranty Liabilities;

(f) any liability arising from any noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated hereby; and

(g) the amount of unpaid Accounts Receivable not recovered by Purchaser from the AR Escrow Amount due to the insufficiency of the AR Escrow Amount, except that the Indemnification Period for claims under this Section 11.2(g) shall be forty-five (45) days as set forth in Section 2.3(b) hereof.

11.3 Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless the Seller and each of the respective directors, officers, employees, and Affiliates (each a "Seller Indemnified Person"), from and defend each of them from and against and will pay each Seller Indemnified Person for any and all Losses asserted against, imposed upon or incurred by any such Seller Indemnified Person, directly or indirectly, resulting from or arising out of any of the following:

(a) any inaccuracy or breach of any representation or warranty of the Purchaser contained herein or in any other Purchaser Document;

(b) any breach of any agreement, covenant or obligation of the Purchaser contained herein or in any other Purchaser Document;

(c) except as described in Section 11.2(c) hereof, the Purchaser's ownership of the Purchased Assets and the operation of the Business from and after the Closing Date; and

(d)   any Assumed Liability.

11.4  Indemnification Procedures - Third-Party Claims.

(a) The rights and obligations of a party claiming a right to indemnification under this agreement (each an "Indemnitee") from another party hereto (each an "Indemnitor") in any way relating to a Third Party Claim shall be governed by the following procedures of this Section 11.4:

(i) The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any action, suit or proceeding, or any written threat thereof, which notice shall set forth the alleged nature and basis of the claim and the amount thereof (or a reasonable estimate of such amount), to the extent known and any other reasonably relevant information in the possession of the Indemnitee (a "Notice of Claim"). No failure to give a Notice of Claim shall affect the indemnification obligations of an Indemnitor hereunder, except to the extent such failure materially prejudices such Indemnitor's ability to successfully defend the matter giving rise to the indemnification claim.

(ii) In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within thirty (30) days after the Indemnitor's receipt of the Notice of Claim, that the Indemnitor is undertaking and will prosecute the defense of the claim under the indemnity agreements contained in this Article XI and confirming that as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is the obligation of the Indemnitor, with respect to which the Indemnitor is obligated to indemnify and hold harmless the Indemnitee hereunder and that the Indemnitor will be able to pay the full amount of potential liability in connection with such claim (including, without limitation, any action, suit or proceeding and all proceedings on appeal which legal counsel for the Indemnitee shall deem appropriate) (an "Indemnification Acknowledgment"), then the claim covered by the Notice of Claim may be defended by the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such thirty (30) day period. In the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee within such time period, or does not offer reasonable assurances to the Indemnitee as to Indemnitor's financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume control of the defense (with legal counsel chosen by the Indemnitee) and defend, settle or dispose of the claim, at the sole cost and expense of the Indemnitor. The party that does not assume control of the defense shall have the right to employ its own legal counsel or otherwise participate in respect of any such claim, action, suit or proceeding, but the fees and expenses of such legal counsel shall be at such party's own cost and expense.

(iii) The Indemnitee or the Indemnitor, as the case may be, depending upon who is controlling the defense of the action, suit or proceeding, shall keep the other fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not the other is represented by legal counsel. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 11.4(a)(ii) hereof, the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee reasonably believes should be given confidential treatment or is subject to a privilege.

(b) The Indemnitor shall not settle any claim, action, suit or proceeding which Indemnitor has undertaken to defend, in accordance with the procedures set forth in this Article XI, without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation on the part of the Indemnitee to contribute to any payment made to settlement of the claim, action, suit or proceeding, the Indemnitee receives a general and unconditional release with respect to the claim (which shall be in form, substance and scope reasonably acceptable to the Indemnitee), there is no finding or admission of violation of any Legal Requirement by, or effect on any other claims that may be made against the Indemnitee and the relief granted in connection therewith requires no action on the part of and has no effect on the Indemnitee or its business or reputation. If the Indemnitee is controlling the defense of the claim, action, suit or proceeding, the Indemnitee shall not settle the claim, action, suit, or proceeding without the Indemnitor's prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) Any claim made by a Purchaser Indemnified Person or a Seller Indemnified Person that may be made under more than one subsection under Section 11.2 or 11.3, as applicable, may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

11.5 Procedure for Indemnification - Direct Indemnification Claims. A claim for indemnification for any matter not relating to a Third Party Claim may be asserted by notice directly by the Indemnitee to the Indemnitor specifying the factual basis of that claim in reasonable detail to the extent then known by the Indemnitee.

11.6  Limitations on Amount.

(a) The Seller and Shareholder shall have no liability for indemnification with respect to any Loss based upon Section 11.2 hereof until the aggregate of all defense costs, expenses and Losses with respect to the matters covered by
Section 11.2 hereof exceeds Fifty Thousand Dollars ($50,000.00) (the "Liability Threshold"), and then after the Liability Threshold has been exceeded the Seller and Shareholder shall be responsible for all Losses based thereon from the first dollar of Loss, without regard to the Liability Threshold. In addition, as to the provisions of Section 11.2(g), there shall be no Liability Threshold and Seller and Shareholder shall be liable for and from the first dollar of Loss. Anything to the contrary notwithstanding, the Seller and Shareholder shall have no liability for indemnification to the extent that the aggregate amount of all Losses with respect to such matters exceeds one-third (1/3) of the Purchase Price (the "Indemnification Limit").

(b) Notwithstanding anything to the contrary set forth in Section 11.6(a) hereof, the limitations set forth in said Section 11.6(a) shall not apply to any claim by the Purchaser or other Purchaser Indemnified Person with respect to a claim for indemnification based upon actual fraud with respect to a breach of a representation or warranty or any of the covenants, agreements or obligations of the Seller set forth herein.

(c) The Purchaser shall have no liability for indemnification pursuant to
Section 11.3 hereof for any Losses until the Liability Threshold has been exceeded, and after the Liability Threshold has been exceeded the Purchaser shall be responsible for all Losses from the first dollar of Loss without regard to the Liability Threshold; provided that the Purchaser shall have no liability for indemnification under Sections 11.3(a) and 11.3(b) hereof to the extent the aggregate amount of Losses indemnifiable under those sections exceeds the Indemnification Limit (for purposes of clarity, the Indemnification Limit shall not apply to Purchaser's obligations under Section 11.3(c) and 11.3(d)hereof). Notwithstanding the above, with respect to the provisions of Section 11.3(d), there shall be no Liability Threshold and the Purchaser shall be liable for and from the first dollar of Loss.

11.7 Claims in Excess of Indemnification Limit. Notwithstanding anything to the contrary set forth herein, from and after the time when the aggregate amount of Losses paid or potentially payable by an indemnifying party under this Agreement which are subject to the Indemnification Limit exceeds or is reasonably expected to exceed the Indemnification Limit based upon Losses previously paid and pending indemnification claims made in accordance with this Agreement, the Purchaser Indemnified Person or the Seller Indemnified Person, as applicable, shall have the right, at its own cost and expense, to jointly control the defense and settlement of any pending indemnification claims the liability for which could potentially result in the aggregate Losses exceeding the Indemnification Limit. At such time as the aggregate amount of Losses which are subject to the Indemnification Limit exceed the Indemnification Limit and have been paid or settled (subject to being paid), the indemnifying party shall no longer have the right to control or defend any indemnification claims.

11.8 Taxes and Insurance Proceeds. The amount of any Loss for which indemnification is obtained under this Agreement shall be reduced by the amount of any insurance proceeds or Tax benefit obtained as a result of such Loss.

11.9 Sole Remedy. Notwithstanding anything else contained in this Agreement to the contrary, the rights to indemnification and defense under this Article XI shall be exclusive of all other rights of indemnification, recovery, defense or other remedy (whether legal or equitable, or whether based in contract or tort, but expressly excluding claims based on actual fraud) that any Person would otherwise have in connection with the transactions contemplated by this Agreement.


ARTICLE XII
MISCELLANEOUS

12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall pay its own costs and expenses incurred in connection with or incidental to the preparation and negotiations of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, attorneys' fees and expenses).

12.2 Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

12.3 Entire Agreement. This Agreement, including the schedules and exhibits hereto, and the instruments and other documents delivered pursuant to this Agreement, the Seller Documents, the Purchaser Documents contain the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

12.4 Waiver. Any waiver by the Purchaser, on the one hand, and the Seller, on the other hand, of any breach of or failure to comply with any provision or condition of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver and delivered to the other party hereto in the manner provided for hereunder in Section 12.5. No failure or delay by either party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof or the exercise of any other right.

12.5 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested, three (3) Business Days after being mailed, (c) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 12.5), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

IF TO THE PURCHASER:                IF TO SELLER:

3D Instruments, LLC                 Invivo Corporation, attn: Jim Hawkins
712 Trumbull Avenue                 4900 Hopyard Road, Suite 210
Girard, OH  44420                   Pleasanton, CA 94588
Telecopier:  (330) 545-6726         Telecopier: (925) 468-7610

WITH A COPY TO:                     WITH A COPY TO:

Kelly J. Morrison, Esq.             Daniel J. Winneke, Esq.
Harrington, Hoppe & Mitchell, Ltd.  Fenwick & West LLP
26 Market Street, Suite 1200        Two Palo Alto Square
Youngstown, OH  44503-1769          Palo Alto, CA 94306
Telecopier:  (330) 744-2029         Telecopier: (650) 494-1417

or to such other address as any party may specify by notice given to the other party in accordance with this Section 12.5.

12.6  Governing Law; Arbitration.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO ANY OF ITS PRINCIPLES OF CONFLICTS OF LAWS OR OTHER LAWS WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; EXCEPT, HOWEVER, THAT THE APPLICABILITY OF BULK SALES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED WITHOUT REGARD TO ANY PRESUMPTION AGAINST THE PARTY CAUSING THIS AGREEMENT TO BE DRAFTED.

(b) Any dispute between the parties arising out of or relating to this Agreement shall be settled by mandatory, final, binding arbitration in Santa Clara County, California and conducted by the American Arbitrators Association (the "AAA") pursuant to its rules and procedures. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement, the Seller Documents or the Purchaser Documents.

(i) If any such dispute exists, a party will notify the other party of the dispute, and if the dispute is not resolved within ten (10) days after such notice is furnished, the notifying party may institute arbitration proceedings pursuant to this Section 12.6(b).

(ii) Any arbitration conducted pursuant to this Section 12.6 shall be before a panel of three (3) arbitrators chosen from lists of qualified arbitrators submitted by the AAA; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the AAA will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection.

(iii) For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute. The determination of a majority of the arbitrators in the arbitration shall be conclusive and binding on the parties hereto and shall not be subject to appeal or judicial review. The award of the arbitrators may be enforced in any court of competent jurisdiction and each of the parties hereby unconditionally and irrevocably consents to the jurisdiction of the Federal District Court for the Central District of California and the Courts of the State of California solely with respect to (and for no reason or other purpose) any action instituted to enforce any such award.

(iv) Each of the parties unconditionally and irrevocably waives any right to a trial by jury in respect of any such action.


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
(v) The arbitrators shall be entitled to award and apportion the costs and expenses of the parties in connection with any arbitration (including, without limitation, attorneys' fees and expenses) as well as the costs and expenses of the arbitrators and the AAA, as the arbitrators, in their discretion, may determine.

12.7 Severability. Without limiting anything set forth in Section 7.4 hereof, the parties agree that should any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

12.8 Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.9 Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

12.10 Third Parties. Except as expressly permitted by Section 12.8 hereof, nothing herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and the Indemnified Persons, any rights, privileges or remedies under or by reason of this Agreement.

12.11 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties. Facsimile signatures shall have the full legal effect of original signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


SIERRA PRECISION



By:
Thomas Bell, President


INVIVO CORPORATION


By:
James B. Hawkins,
Chief Executive Officer and
President



PURCHASER:3D INSTRUMENTS, LLC

By: STANCORP, INC., its Sole Member


By:

Bruce R. Beeghly, President







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